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Exhibit (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
DIGIMARC CORPORATION
at
$11.90 NET PER SHARE
(which does not include the value attributable
to the Spin-Off described herein)
by
DOLOMITE ACQUISITION CO.
a wholly-owned subsidiary of
L-1 IDENTITY SOLUTIONS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 1, 2008, UNLESS THE OFFER IS EXTENDED.

          Dolomite Acquisition Co., a Delaware corporation, which we refer to as Purchaser, and a wholly-owned subsidiary of L-1 Identity Solutions, Inc., a Delaware corporation, which we refer to as L-1, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, together with the associated preferred stock purchase rights, which we refer to as the Shares, of Digimarc Corporation, a Delaware corporation, which we refer to as Digimarc, at a purchase price of $11.90 per Share, which we refer to as the Offer Price, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal attached to this Offer to Purchase, which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the Offer. The Offer is being made in connection with an Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among Purchaser, L-1 and Digimarc, as it may be amended from time to time, which we refer to as the Merger Agreement, pursuant to which L-1 has agreed to acquire Digimarc, which following the Spin-Off (as defined in this Offer to Purchase) will consist only of the identification systems business of Digimarc, which we refer to as the Secure ID Business, for aggregate consideration of $310,000,000. Accordingly, stockholders of Digimarc will be eligible to receive cash consideration from L-1 pursuant to the Offer and shares in a new public company following the Spin-Off, which will hold Digimarc's digital watermarking business. The market value of the shares of the new public company will not be known until the shares start trading. The Offer Price does not include the value attributable to the Spin-Off and is based on an estimated 26,050,000 Shares outstanding, including 3,862,000 Shares estimated to be issued upon exercises of stock options to purchase Shares on or prior to the Spin-Off Record Date (as defined in this Offer to Purchase). The Offer Price is subject to adjustment based on the total number of Shares outstanding after giving effect to the number of Shares issued upon exercise of stock options on or prior to the Spin-Off Record Date as more fully described in this Offer to Purchase.

          The Merger Agreement provides, among other things, that following the completion of the Offer and subject to certain conditions set forth therein, Purchaser will merge with and into Digimarc and Digimarc will continue as the surviving corporation and a wholly-owned subsidiary of L-1, which we refer to as the Merger. Prior to the completion of, and as a condition to, the Offer, Digimarc will spin off its digital watermarking business to its stockholders, which we refer to as the Spin-Off, and the Secure ID Business will remain with Digimarc. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by L-1 or Purchaser, which Shares will be cancelled and will cease to exist, or stockholders who exercise appraisal rights under Delaware law with respect to their Shares) will be cancelled and converted into the right to receive $11.90 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

          The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. The Minimum Condition requires that the number of Shares that have been validly tendered in connection with the Offer (other than Shares tendered by guaranteed delivery (as described in this Offer to Purchase) where actual delivery has not occurred) and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) together with any shares already then beneficially owned by L-1, Purchaser or their respective subsidiaries, represent more than 50% of the then issued and outstanding Shares on a fully-diluted basis. The Offer is also subject to other conditions which are set forth in this Offer to Purchase. On June 12, 2008, the U.S. Federal Trade Commission, which we refer to as the FTC, granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, effective immediately, thus completing the waiting period under the HSR Act for the Merger. For more information, see Section 16—"Certain Conditions of the Offer" of this Offer to Purchase.

          Digimarc's board of directors has unanimously (i) determined that the Offer and the Merger are advisable, fair to and in the best interests of Digimarc and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the stockholders of Digimarc accept the Offer, tender their Shares pursuant to the Offer, and, if required by applicable law, adopt the Merger Agreement.

          A summary of the principal terms of the Offer appears on pages i through ix of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

July 3, 2008

IMPORTANT

        If you wish to tender all or a portion of your Shares in the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions set forth in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined in this Offer to Purchase) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

        If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

        Questions and requests for assistance should be directed to the Information Agent (as defined in this Offer to Purchase) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov.

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully the Offer of Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. L-1 and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Digimarc contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to L-1 and Purchaser by Digimarc or has been taken from or is based upon publicly available documents or records of Digimarc on file with the U.S. Securities and Exchange Commission, which we refer to as the SEC, or other public sources at the time of the Offer. L-1 and Purchaser have not independently verified the accuracy and completeness of such information. L-1 and Purchaser have no knowledge that would indicate that any statements contained in this Offer to Purchase relating to Digimarc provided to L-1 and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Digimarc Corporation, together with the associated preferred stock purchase rights.
Price Offered Per Share
$11.90 in cash, without interest thereon and less any required withholding taxes. The aggregate Offer Price is $310,000,000 and does not include the value of shares in a new public company which will hold Digimarc's digital watermarking business, which we refer to as DMRC Corporation, to be distributed to holders of Shares on the Spin-Off Record Date.
Adjustment in Connection with Number of Outstanding Shares
Digimarc will take all action necessary to accelerate the vesting of outstanding options to purchase Shares on or prior to the Spin-Off Record Date so that the holders of Digimarc options can participate in the Spin-Off and in the Offer. In calculating the Offer Price per Share, we have assumed that options will be exercised to purchase Shares based on the exercise price, method of exercise and other assumptions. Based on the number of Shares outstanding as of the applicable Expiration Date, including Shares issued upon the exercise of Digimarc stock options, we will increase or decrease the Offer Price per Share, provided that the aggregate Offer Price shall be $310,000,000.
Scheduled Expiration of Offer	12:00 midnight, New York City time, on Friday, August 1, 2008, unless the Offer is otherwise extended. See Section 1—"Terms of the Offer" of this Offer to Purchase.
Purchaser	Dolomite Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of L-1 Identity Solutions, Inc.

Who is offering to buy my securities?

        Dolomite Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of L-1, which was formed solely for the purpose of making this Offer and completing the Merger. L-1, together with its portfolio of companies, offers a comprehensive set of solutions consisting of products and services

i

for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, L-1's solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it—including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1, government entities, law enforcement and border management agencies and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity.

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Dolomite Acquisition Co. and, where appropriate, L-1. We use the term "L-1" to refer to L-1 Identity Solutions, Inc. alone, the term "Purchaser" to refer to Dolomite Acquisition Co. alone and the term "Digimarc" to refer to Digimarc Corporation.

        For more information, see the "Introduction" and Section 8—"Certain Information Concerning L-1 and Purchaser" of this Offer to Purchase.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Digimarc, together with the associated preferred stock purchase rights, on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of Digimarc common stock, together with the associated preferred stock purchase rights, that are the subject of the Offer.

        For more information, see the "Introduction" and Section 1—"Terms of the Offer" of this Offer to Purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $11.90 per Share net to you, in cash, without interest and less any required withholding taxes. The Offer Price is subject to adjustment based on the total number of Shares outstanding after giving effect to the exercise of options to purchase Shares on the Spin-Off Record Date. The aggregate Offer Price, which does not include the value of shares in a new public company to be distributed to holders of Shares on the Spin-Off Record Date, is $310,000,000. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for any broker or nominee fees.

        For more information, see the "Introduction" to this Offer to Purchase.

What will be the total consideration I receive in connection with the transactions contemplated by the Merger Agreement?

        The total per Share consideration to be received by holders in connection with the transactions contemplated by the Merger Agreement consists of the Offer Price of $11.90 per Share and the per Share value of shares in DMRC Corporation, which will hold Digimarc's digital watermarking business, that will be distributed to holders of Shares on the Spin-Off Record Date, the value of which will not be known until trading in such shares begins. The Offer Price does not include the value attributable to the Spin-Off and is based on an estimated 26,050,000 Shares outstanding, including 3,862,000 Shares estimated to be issued upon exercises of stock options to purchase Shares on or prior to the Spin-Off

Record Date based on Digimarc's closing price on July 1, 2008 of $14.27 per Share. Based on the number of Shares outstanding as of the applicable Expiration Date, including Shares issued upon the exercise of Digimarc stock options, we will increase or decrease the Offer Price per Share, provided that the aggregate Offer Price shall be $310,000,000.

        As part of the Spin-Off, (1) Digimarc's digital watermarking business and all of its cash, including cash received from the exercise of Digimarc stock options, will be transferred to DMRC Corporation and (2) holders of Shares as of the Spin-Off Record Date will receive shares in DMRC Corporation. In addition to the value of the digital watermarking business, DMRC Corporation is expected to receive from Digimarc approximately $50,000,000 in cash, which is based on a number of assumptions, including the estimated number of Shares to be issued upon exercise of Digimarc stock options.

Is there an agreement governing the Offer?

        Yes. Purchaser, L-1 and Digimarc have entered into the Merger Agreement which provides, among other things, for the terms and conditions of the Offer, the Spin-Off and the Merger.

        For more information, see Section 11—"The Merger Agreement and Related Agreements," Section 12—"The Spin-Off and Related Agreements" and Section 16—"Certain Conditions of the Offer" of this Offer to Purchase.

Do you have the financial resources to make payment?

        We estimate that we will need approximately $323,000,000 to purchase all of the Shares pursuant to the Offer and complete the Merger, including related fees and expenses. L-1, our parent company, has entered into binding agreements to sell shares of its common stock, which we refer to as L-1 Common Stock, and L-1 Preferred Stock (as defined in this Offer to Purchase) in private placement transactions, and L-1 Identity Solutions Operating Company, which we refer to as L-1 Operating Company, has entered into a commitment letter with Bank of America, N.A., which we refer to as Bank of America, Banc of America Securities LLC, which we refer to as Banc of America Securities, Wachovia Bank, National Association, which we refer to as Wachovia, and Wachovia Capital Markets, LLC, which we refer to as WCM, for a new credit agreement (as described in this Offer to Purchase) in order to provide us with sufficient funds to purchase all Shares validly tendered in the Offer and for the Merger with Digimarc. The Merger is expected to follow the successful completion of the Offer and the Spin-Off in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer. If the conditions to closing under the Securities Purchase Agreements (as defined in this Offer to Purchase) are not met, or if L-1 Operating Company fails to enter into the new credit agreement or fails to meet the conditions to funding thereunder, and cannot obtain alternative funding, we may not be able to complete the Offer and could be forced to withdraw our Offer and would be in breach of the Merger Agreement.

        For more information, see Section 9—"Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision whether to tender my Shares in the Offer?

        We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we, through L-1 and L-1 Operating Company, and the financing arrangements described in this Offer to Purchase, have commitments for sufficient funds to purchase all Shares validly tendered in the Offer;

  •
  the Offer is not subject to any financing condition; and

  •
  if we complete the Offer, we expect to acquire any remaining Shares for the same cash price in the Merger.

        For more information, see Section 9—"Source and Amount of Funds" of this Offer to Purchase.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until the Expiration Date to tender your Shares in the Offer, unless we extend the Offer. In addition, if we are required by the terms of the Merger Agreement, or we otherwise decide, to provide a subsequent offering period for the Offer as described in this Offer to Purchase, you will have an additional opportunity to tender your Shares. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, August 1, 2008, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. In addition to extending the Offer, we may also initiate one or more subsequent offering periods. Other than as may be required by the Merger Agreement, we do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

        If you cannot deliver everything required to make a valid tender by the Expiration Date, you may still participate in the Offer by using the guaranteed delivery procedure described in this Offer to Purchase prior to the Expiration Date.

        For more information, see Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, we:

  •
  will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the New York Stock Exchange, which we refer to as the NYSE, or the Nasdaq Global Market, which we refer to as Nasdaq, that is applicable to the Offer; provided that we will not be required to extend the Offer beyond December 31, 2008;

  •
  may, in our sole discretion and regardless of whether the Minimum Condition has been satisfied, extend the Offer for one period of no more than 10 business days; provided that in no event will we extend the Offer beyond December 31, 2008;

  •
  will, if Digimarc will have so requested in writing no less than two business days prior to the initial Expiration Date and on the initial Expiration Date the Minimum Condition is not satisfied, extend the Offer for the period of time stated in Digimarc's written request, which period will not exceed 10 business days beyond the initial Expiration Date;

  •
  may, in our discretion, extend the Offer for one or more periods of no more than 10 business days each until the date on which the conditions of the Offer are satisfied or waived if, on the initial Expiration Date or any extended Expiration Date, any condition of the Offer is not satisfied and the Merger Agreement has not been terminated in accordance with its terms;

  •
  will extend the Offer from time to time for one or more periods until the earlier of the date on which the Spin-Off or the Trust Transfer (as defined in this Offer to Purchase) has been completed and September 30, 2008, if, on the initial Expiration Date or any extended Expiration Date, the Minimum Condition has been satisfied but the Spin-Off or the Trust Transfer has not been completed;

  •
  may, in our discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, following the first time that we accept for payment any Shares tendered pursuant to the Offer, which we refer to as the Acceptance Time; and

  •
  will, if immediately following the Acceptance Time, we, L-1, and our respective subsidiaries own less than 90% of the Shares outstanding at that time (which Shares owned will include Shares tendered in the Offer and not withdrawn) and to the extent reasonably requested by Digimarc, provide for a subsequent offering period of at least 10 business days.

        For more information, see Section 1—"Terms of the Offer" of this Offer to Purchase.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Inc., which is the depositary for the Offer and we refer to as the Depositary, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

        If we elect to provide or extend any subsequent offering period, a public announcement of such provision or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or the date of termination of any prior subsequent offering period.

        For more information, see Section 1—"Terms of the Offer" of this Offer to Purchase.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the completion of the Spin-Off or the Trust Transfer. The Minimum Condition requires that the number of Shares that has been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the Expiration Date, together with any Shares then owned by L-1, Purchaser or their respective subsidiaries, represent more than 50% of the then issued and outstanding Shares on a fully-diluted basis.

        The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We expressly reserve the right to waive any such conditions, but we cannot, without Digimarc's consent, amend or waive the Minimum Condition or add to or modify any other conditions to the Offer in any manner adverse to the holders of the Shares. The Offer is not subject to a financing condition.

        For more information, see Section 16—"Certain Conditions of the Offer" of this Offer to Purchase.

Are there required regulatory approvals?

        On June 12, 2008, the FTC granted early termination of the waiting period under the HSR Act, effective immediately, thus completing the HSR Act antitrust review of the transaction. There are no further regulatory approvals required to complete the Offer or the Merger.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

v

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the institution that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through the Depositary. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an Eligible Institution (as defined in this Offer to Purchase) guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

        For more information, see Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to the Expiration Date. In addition, if we have not accepted your tendered Shares for payment by August 31, 2008, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

        For more information, see Section 4—"Withdrawal Rights" of this Offer to Purchase.

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        For more information, see Section 4—"Withdrawal Rights" of this Offer to Purchase.

What does Digimarc's board of directors think of the Offer?

        Digimarc's board of directors, among other things, has unanimously (1) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (2) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Digimarc and the stockholders of Digimarc and (3) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and, if necessary, adopt the Merger Agreement.

        A more complete description of the reasons for Digimarc's board of directors' approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this Offer to Purchase.

        For more information, see Section 10—"Background of the Offer; Past Contacts or Negotiations with Digimarc; L-1's Reasons for the Offer and the Merger" of this Offer to Purchase.

If a majority of the Shares are tendered and accepted for payment, will Digimarc continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to complete the Merger. If the Merger takes place, Digimarc will no longer be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Digimarc's common stock will no longer be eligible to be traded through

Nasdaq or other securities exchanges, there may not be an active public trading market for Digimarc common stock and Digimarc may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

        For more information, see Section 14—"Certain Effects of the Offer" of this Offer to Purchase.

How will the Spin-Off be effected?

        Prior to the Expiration Date and as a condition to the Offer and L-1's financing transactions relating to the Offer and the Merger, Digimarc will contribute all of the assets and liabilities related to its digital watermarking business, together with all of Digimarc's cash, including cash received upon the exercise of stock options, to a wholly owned subsidiary of Digimarc, which we refer to as DMRC LLC, the interests of which will be (1) distributed to holders of Shares on the Spin-Off Record Date in a taxable spin-off transaction, which we refer to as the Spin-Off, or (2) pending effectiveness of the Registration Statement on Form 10 filed by DMRC Corporation, a wholly-owned subsidiary of DMRC LLC, in connection with the Spin-Off, transferred to a newly-created trust for the benefit of holders of Shares on the Spin-Off Record Date, which we refer to as the Trust Transfer. Following the Spin-Off or the Trust Transfer, as applicable, DMRC LLC will merge with and into DMRC Corporation, which we refer to as the DMRC Merger, and each limited liability company interest of DMRC LLC will be converted into one share of common stock of DMRC Corporation. If the Trust Transfer occurs, the trust will distribute shares of DMRC Corporation common stock to Digimarc stockholders upon effectiveness of the Registration Statement on Form 10, which DMRC Corporation filed with the SEC on June 23, 2008.

        We urge you to read the preliminary information statement of DMRC Corporation, which is included in its Registration Statement on Form 10, for more information regarding the Spin-Off and DMRC Corporation and its business. Digimarc stockholder approval is not required for the proposed Spin-Off or the subsequent DMRC Merger.

        For more information, see Section 12—"The Spin-Off and Related Agreements" of this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is completed and certain other conditions are satisfied, Purchaser will merge with and into Digimarc and all of the then outstanding Shares (other than those held by L-1 or Purchaser, which Shares will be cancelled and retired and cease to exist, or stockholders who exercise appraisal rights under Delaware law with respect to their Shares) will be cancelled and converted in the Merger into the right to receive an amount in cash equal to the highest price per Share paid pursuant to the Offer, without interest thereon and less any required withholding taxes, which we refer to as the Merger Consideration. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Digimarc. In addition, if pursuant to the Offer or otherwise we own in excess of 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of Digimarc.

        For more information, see Section 11—"The Merger Agreement and Related Agreements" of this Offer to Purchase.

        If the Merger is completed, Digimarc stockholders who do not tender their Shares pursuant to the Offer will, unless they validly exercise appraisal rights (as described in this Offer to Purchase), receive the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares pursuant to the Offer are that (1) you will be paid earlier if you tender your Shares pursuant to the Offer and (2) appraisal rights will not be available to you if you tender Shares pursuant to the Offer, but would be available to you in the Merger if you do not tender your Shares pursuant to the Offer. For more information, see Section 18—"Appraisal Rights" of this Offer to Purchase. However, if the Offer is completed but the Merger is not completed, the number of Digimarc stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described in this Offer to Purchase, Digimarc may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

        For more information, see the "Introduction" and Section 14—"Certain Effects of the Offer" of this Offer to Purchase.

        We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

        For more information, see Section 6—"Price Range of Shares; Dividends" of this Offer to Purchase.

What is the Top-Up Option and when will it be exercised?

        In accordance with the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of, and payment for Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase, prior to the 10th business day after the Expiration Date and at a price per Share equal to the Offer Price, from Digimarc up to a number of additional Shares sufficient to cause us (including any of our subsidiaries) to own one share more than 90% of the Shares then outstanding to enable us to effect a short-form merger. We refer to this option as the Top-Up Option.

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and do not vote in favor of the Merger, if a vote is required, subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights.

        For more information, see Section 18—"Appraisal Rights" of this Offer to Purchase.

What will happen to options to acquire Digimarc common stock?

        All outstanding options to purchase Shares will become fully vested and exercisable on or prior to the record date used to determine which Digimarc stockholders are entitled to the distribution of DMRC LLC interests in connection with the Spin-Off, which we refer to as the Spin-Off Record Date. Holders of Digimarc stock options will be given the opportunity to exercise their stock options, whether or not vested, on or prior to the Spin-Off Record Date. If holders of Digimarc stock options exercise such stock options on or prior to the Spin-Off Record Date, the holders of Shares issued upon exercise will be stockholders for the purpose of the Spin-Off and can participate in the Offer. All Digimarc stock options outstanding immediately prior to the effective time of the Merger that are not exercised will be cancelled and null and void upon completion of the Merger.

        For more information, see Section 11—"The Merger Agreement and Related Agreements" of this Offer to Purchase.

What will happen to my restricted stock?

        All outstanding shares of Digimarc restricted stock will become fully vested on or prior to the Spin-Off Record Date. The holders of Digimarc restricted stock will be stockholders for the purpose of the Spin-Off and can participate in the Offer. In the Merger, each Share of formerly restricted stock that was not tendered in the Offer and that is outstanding immediately prior to the effective time of the Merger (other than Shares of stockholders who exercise appraisal rights under Delaware law) will be cancelled and converted into the right to receive the per share Merger Consideration without interest thereon and less any required withholding taxes.

        For more information, see Section 11—"The Merger Agreement and Related Agreements" of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering Shares?

        For U.S. federal income tax purposes, we and Digimarc will treat and report the Spin-Off, the Offer and the Merger as a single integrated transaction with respect to Holders (as defined in this Offer to Purchase) in which the Spin-Off will be treated as a redemption of Shares that qualifies for "exchange" treatment. Accordingly, with respect to each U.S. Holder (as defined in this Offer to Purchase) who holds Shares as a capital asset (generally, assets held for investment), we expect that such a U.S. Holder who tenders Shares generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash received in the Offer and the fair market value of the DMRC LLC interests received in the Spin-Off allocable to the Shares tendered in the Offer and (2) the U.S. Holder's adjusted tax basis in such tendered Shares immediately prior to the Expiration Date. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss generally will be long-term capital gain or loss if the Holder's holding period in the Shares immediately prior to the Expiration Date is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of Shares tendered. With respect to each Non-U.S. Holder (as defined in this Offer to Purchase) who holds Shares as a capital asset, we expect that such a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer.

        Tax matters are complicated and the tax consequences of the Spin-Off, the Offer and the Merger to you will depend on your individual circumstances. You should consult with your tax advisor to determine the specific tax consequences of the Spin-Off, the Offer and the Merger to you.

Who should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated at (888) 750-5834 (Toll Free). Innisfree M&A Incorporated is acting as the information agent, which we refer to as the Information Agent. For more information, see the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Digimarc Corporation:

INTRODUCTION

        We are offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share, together with the associated preferred stock purchase rights, of Digimarc at a price of $11.90 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which together, as each may be amended or supplemented from time to time, constitute the Offer. Pursuant to the Merger Agreement, L-1 and Purchaser have agreed to acquire Digimarc, which following the Spin-Off will consist only of the Secure ID Business, for aggregate consideration of $310,000,000.

        We are making the Offer pursuant to the Merger Agreement. The total per Share consideration to be received by holders in connection with the transactions contemplated by the Merger Agreement consists of the Offer Price of $11.90 per Share and the per Share value of shares in DMRC Corporation, which will hold Digimarc's digital watermarking business that will be distributed to holders of Shares on the Spin-Off Record Date, the value of which will not be known until trading in such shares begins. The Offer Price does not include the value attributable to the Spin-Off and is based on an estimated 26,050,000 Shares outstanding, including 3,862,000 Shares estimated to be issued upon exercises of stock options to purchase Shares on or prior to the Spin-Off Record Date based on Digimarc's closing price on July 1, 2008 of $14.27 per Share. Based on the number of Shares outstanding as of the applicable Expiration Date, including Shares issued upon the exercise of Digimarc stock options, we will increase or decrease the Offer Price per Share, provided that the aggregate Offer Price shall be $310,000,000.

        As part of the Spin-Off, (1) Digimarc's digital watermarking business and all of its cash, including cash received from the exercise of Digimarc stock options, will be transferred to DMRC Corporation and (2) holders of Shares as of the Spin-Off Record Date will receive shares in DMRC Corporation. In addition to the value of the digital watermarking business, DMRC Corporation is expected to receive from Digimarc approximately $50,000,000 in cash, which is based on a number of assumptions, including the estimated number of Shares to be issued upon exercise of Digimarc stock options.

        The Merger Agreement provides, among other things, that following the completion of the Offer and subject to the terms and conditions set forth therein, Purchaser will merge with and into Digimarc and Digimarc will continue as the surviving corporation and a wholly-owned subsidiary of L-1. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by L-1 or Purchaser, which Shares will be cancelled and will cease to exist, or stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted into the right to receive $11.90 or any greater per Share price paid in the Offer, without interest thereon and less any required withholding taxes. The Merger Agreement is more fully described in Section 11—"The Merger Agreement and Related Agreements" of this Offer to Purchase, which also contains a discussion of the treatment of employee stock options.

        Prior to the Expiration Date and as a condition to the Offer and L-1's financing transactions relating to the Offer and the Merger, Digimarc will contribute all of the assets and liabilities related to its digital watermarking business, together with all of Digimarc's cash, including cash received in connection with the exercise of stock options, to DMRC LLC, the interests of which will be (1) distributed to holders of Shares on the Spin-Off Record Date, or (2) pending effectiveness of the Registration Statement on Form 10 filed in connection with the Spin-Off, transferred to a newly-created trust pursuant to the Trust Transfer for the benefit of such stockholders. Following the Spin-Off or the Trust Transfer, as applicable, DMRC LLC will merge with and into DMRC Corporation, and each limited liability company interest of DMRC LLC will be converted into one share of common stock of DMRC Corporation. If the Trust Transfer occurs, the trust will distribute shares of DMRC Corporation common stock to Digimarc stockholders upon effectiveness of the Registration Statement on Form 10, which DMRC Corporation filed with the SEC on June 23, 2008. For more information, see Section 12—"The Spin-Off and Related Agreements" of this Offer to Purchase.

        Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        Digimarc's board of directors has unanimously (i) determined that the Offer and the Merger are advisable, fair to and in the best interests of Digimarc and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Digimarc accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. The Minimum Condition requires that the number of Shares that has been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the Expiration Date, together with any Shares already then owned by L-1, Purchaser or their respective subsidiaries, represents more than 50% of the then issued and outstanding Shares on a fully-diluted basis. The Offer also is subject to other conditions described in this Offer to Purchase. For more information, see Section 16—"Certain Conditions of the Offer" of this Offer to Purchase.

        Digimarc has advised L-1 that Imperial Capital, LLC, which we refer to as Imperial Capital, Digimarc's financial advisor, rendered its opinion to Digimarc's board of directors to the effect that, as of June 29, 2008 and based upon and subject to the factors and assumptions set forth therein, the Offer Price to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. The full text of the written opinion of Imperial Capital, dated as of June 29, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to Digimarc's Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the SEC and which is being mailed to Digimarc stockholders with this Offer to Purchase. Imperial Capital provided its opinion for the information and assistance of Digimarc's board of directors in connection with its consideration of the Offer and the Merger. The opinion of Imperial Capital does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the adoption of the Merger Agreement or any other matter.

        Completion of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of Digimarc, if required by Delaware law. Under Delaware law, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Digimarc's capital stock that could be necessary to adopt the Merger Agreement at any required meeting of Digimarc's stockholders. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Digimarc. In addition, Delaware law provides that if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Under the Merger Agreement, if, after the Expiration Date or the termination of any subsequent offering period, Purchaser owns at least 90% of the outstanding Shares (including Shares issued pursuant to the Top-Up Option), L-1 and Digimarc are required to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the Delaware General Corporation Law, which we refer to as DGCL.

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer

        Purchaser is offering to purchase all of the outstanding Shares. According to Digimarc, as of July 2, 2008, there were 22,510,533 Shares issued and outstanding and 6,697,331 Shares reserved and available for issuance upon, or otherwise deliverable in connection with, the exercise of outstanding options.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights" of this Offer to Purchase.

        We are commencing the Offer on July 3, 2008, the date of distribution of this Offer to Purchase. The Offer is scheduled to expire at 12:00 midnight, New York City time, on August 1, 2008, unless we extend the period of the Offer. All references to the Expiration Date mean the Expiration Date, as extended (if applicable).

        The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the date of the Merger Agreement. The obligations of Purchaser to commence the Offer and, subject to the provisions of the Merger Agreement regarding extensions of the Offer, to accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of certain conditions of the Offer that are described in Section 16—"Certain Conditions of the Offer" of this Offer to Purchase. L-1 and Purchaser expressly reserve the right to increase the Offer Price, waive any condition of the Offer and/or amend, modify or supplement any of the conditions of the Offer or terms of the Offer, except that without the prior written consent of Digimarc, Purchaser will not:

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  decrease the number of Shares sought to be purchased by Purchaser in the Offer;

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  reduce the Offer Price;

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  extend or otherwise change the Expiration Date, except as described in this Offer to Purchase;

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  change the form of consideration payable in the Offer;

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  amend, modify or supplement any of the conditions of the Offer or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares; or

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  amend or waive the Minimum Condition.

        The Merger Agreement provides that Purchaser:

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  will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the NYSE or Nasdaq that is applicable to the Offer; provided that Purchaser will not be required to extend the Offer beyond December 31, 2008;

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  may, in its sole discretion and regardless of whether the Minimum Condition has been satisfied, extend the Offer for one period of no more than 10 business days; provided that in no event will Purchaser extend the offer beyond December 31, 2008;

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  will, if Digimarc will have so requested in writing no less than two business days prior to the initial Expiration Date and on the initial Expiration Date the Minimum Condition is not satisfied, extend the Offer for the period of time stated in Digimarc's written request (which period will not exceed 10 business days beyond the initial Expiration Date);

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  may, in its discretion, extend the Offer for one or more periods of no more than 10 business days each until the date on which the conditions of the Offer are satisfied or waived if, on the initial Expiration Date or any extended Expiration Date, any condition of the Offer is not satisfied and the Merger Agreement has not been terminated in accordance with its terms;

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  will extend the Offer from time to time for one or more periods until the earlier of the date on which the Spin-Off or the Trust Transfer has been completed and September 30, 2008, if, on the initial Expiration Date or any extended Expiration Date, the Minimum Condition has been satisfied but the Spin-Off or the Trust Transfer has not been completed;

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  may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act following the Acceptance Time; and

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  will, if immediately following the Acceptance Time, L-1, Purchaser and their respective subsidiaries own less than 90% of the Shares outstanding at that time (which Shares owned will include Shares tendered in the Offer and not withdrawn), to the extent reasonably requested by Digimarc, provide for a subsequent offering period of at least 10 business days.

        Neither L-1 nor Purchaser will, without the prior written consent of Digimarc, accept for payment or pay for any Shares in the Offer if, as a result, L-1 and Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition.

        The Offer may be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with the Merger Agreement), but only if the Merger Agreement is validly terminated, as described in Section 11—"The Merger Agreement and Related Agreements" of this Offer to Purchase.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" of this Offer to Purchase. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Except as set forth above, and subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive any condition to the Offer, increase the Offer Price and/or modify the other terms of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the

Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view:

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  an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders; and

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  with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

        If, on or before the Expiration Date, we increase the Offer Price, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the conditions of the Offer have not been satisfied or upon the occurrence of any of the events described in Section 16—"Certain Conditions of the Offer" of this Offer to Purchase. Under certain circumstances described in this Offer to Purchase, we may terminate the Merger Agreement and the Offer.

        After the Expiration Date and acceptance of the Shares tendered pursuant to, and not withdrawn from, the Offer, the Merger Agreement may require us to, or we may otherwise decide to, provide one or more subsequent offering periods. A subsequent offering period, if included, will be an additional period of up to 20 business days beginning on the next business day following the Expiration Date, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

        Other than as may be required by the terms of the Merger Agreement, we do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

        Digimarc has provided us with Digimarc's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer, together with Digimarc's Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto, will be mailed to record holders of Shares whose names appear on Digimarc's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of, and payment for, Shares tendered pursuant to the Offer, we have the ability to exercise, prior to the 10th business day after the Expiration Date, the Top-Up Option which permits us to, upon the terms and conditions set forth in the Merger Agreement, purchase from Digimarc up to that number of Shares equal to a number of Shares that, when added to the number of Shares directly or indirectly owned by L-1 at the time of such exercise, will constitute one Share more than 90% of the Shares outstanding immediately after exercise of the Top-Up Option at a price per Share equal to the Offer Price. The Top-Up Option may not be exercised if the exercise would be prohibited by law or under Nasdaq regulations or if the number of shares to be issued pursuant to the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares.

2.     Acceptance for Payment and Payment for Shares

        Subject to the satisfaction or waiver of all the conditions of the Offer described in Section 16—"Certain Conditions of the Offer" of this Offer to Purchase, we will accept for payment and promptly pay for Shares validly tendered and not withdrawn pursuant to the Offer on or after the Expiration Date. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. For more information, see Section 17—"Certain Legal Matters; Regulatory Approvals" of this Offer to Purchase.

        In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

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  the certificates evidencing such Shares, which we refer to as Share Certificates, or confirmation of a book-entry transfer of such Shares, which we refer to as Book-Entry Confirmation, into the Depositary's account at The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, pursuant to the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase;

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  the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in this Offer to Purchase) in lieu of the Letter of Transmittal; and

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  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as of the Expiration Date, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" of this Offer to Purchase and as otherwise required by

Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares by reason of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, prior to the Expiration Date, either:

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  the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this description of signature guarantees, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security

    Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act, each an Eligible Institution and collectively Eligible Institutions. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. For more information, see Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. For more information, see Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided, that all of the following conditions are satisfied:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

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  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of:

  •
  certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in this Offer to Purchase;

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  the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal; and

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  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, subject to the withdrawal rights described in this Offer to Purchase, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to:

  •
  reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful; or

  •
  waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

        No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares (other than securities issued or issuable in connection with the Spin-Off). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided in this Offer to Purchase. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Digimarc's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights (other than securities issued or issuable in connection with the the Spin-Off), including voting at any meeting of stockholders.

4.     Withdrawal Rights

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 31, 2008.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase at any time prior to the initial Expiration Date.

        No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. For more information, see Section 1—"Terms of the Offer" of this Offer to Purchase.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the Spin-Off and the Offer that may be relevant to Digimarc stockholders that hold Shares as a capital asset (generally, assets held for investment) for U.S. federal income tax purposes, which we refer to as Holders. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

        The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular Holders in light of their particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, including banks, insurance companies, mutual funds or other financial institutions, broker-dealers, traders, expatriates, certain former citizens or long-term residents of the United States, tax-exempt organizations, persons who are subject to the U.S.

alternative minimum tax, persons who hold their Shares as part of an integrated investment (including as part of a "straddle" or as part of a "hedging," "conversion" or other risk reduction transaction), controlled foreign corporations, passive foreign investment companies, corporations subject to anti-inversion rules, persons that are partnerships, S corporations or other pass-through entities, persons that have a functional currency other than the U.S. dollar or persons who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

        For purposes of this discussion, a "U.S. Holder" means a Holder that is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control and (b) certain other trusts considered U.S. persons for U.S. federal income tax purposes.

        A "Non-U.S. Holder" is a Holder (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of Shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Spin-Off and the Offer to them.

Tax Consequences of the Spin-Off and the Offer

        We and Digimarc intend that for U.S. federal income tax purposes the Spin-Off, the Offer and the Merger will constitute a single integrated transaction with respect to the Holders in which the Spin-Off will be treated as a taxable redemption of Shares in connection with the complete termination of the Holders' interests in Digimarc. We and Digimarc will treat and report the Spin-Off, the Offer and the Merger in a manner consistent with such characterization, and the following discussion assumes this characterization will be respected. Although we believe the foregoing treatment correctly characterizes the transaction for U.S. federal income tax purposes, the Internal Revenue Service, which we refer to as the IRS, could conceivably assert a different characterization, and were the IRS to prevail, a Holder could experience U.S. federal income tax consequences that are different from those described below. Holders are urged to consult their own tax advisors with respect to the tax consequences of the Spin-Off, the Offer and the Merger to them.

  U.S. Holders

        U.S. Holders who tender Shares in the Offer generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash received in the Offer for such tendered Shares and the fair market value of the DMRC LLC interests received in the Spin-Off allocable to the Shares tendered in the Offer and (2) such U.S. Holder's adjusted tax basis in such tendered Shares immediately prior to the Expiration Date. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period in the tendered Shares immediately prior to the Expiration Date is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of Shares surrendered.

        U.S. federal income tax law does not specifically identify how you should determine the fair market value of the DMRC LLC interests. There are several potential methods for determining the fair market values of the equity of DMRC LLC, including, but not limited to, (1) the opening trading price of DMRC Corporation shares on the first trading day of those shares, (2) the average high and low trading prices of the DMRC Corporation shares on the first trading day of those shares, (3) the closing trading prices of the DMRC Corporation shares on the first trading day of those shares, or (4) the volume weighted average price of the DMRC Corporation shares on the first trading day of those shares, in each case, immediately after the Spin-Off. If the Trust Transfer is completed, the trustees will value, or cause to be valued, the DRMC LLC interests and notify stockholders in writing of such valuation. U.S. Holders are urged to consult their tax advisors regarding the manner in which the fair market value of the DMRC Corporation shares, and gain or loss, should be calculated in connection with the Spin-Off and the Offer.

  Non-U.S. Holders

        A Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer, and the fair market value of the DMRC LLC interests received in the Spin-Off, unless:

  •
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Spin-Off and the Offer and certain other conditions are satisfied;

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Holder in the United States; or

  •
  Digimarc is or has been a "United States real property holding corporation," which we refer to as a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Expiration Date or such Non-U.S. Holder's holding period of the tendered Shares. We do not believe that Digimarc is, and do not anticipate it becoming, a USRPHC for U.S. federal income tax purposes. If Digimarc were or were to become a USRPHC at any time during the applicable period, however, any gain recognized on a sale or other disposition of its common stock by a Non-U.S. Holder that did not own (actually or constructively) more than 5% of Digimarc's common stock during the five years preceding the Expiration Date would not be subject to U.S. federal income tax; provided, that Digimarc's common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code).

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% (or lower applicable treaty) rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or lower applicable treaty rate). Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules.

        Prior to DMRC LLC's merger with and into DMRC Corporation immediately following the Spin-Off, DMRC LLC will not be treated as a corporation for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their tax advisors concerning the consequences to them (including potential tax filing obligations) of owning DMRC LLC interests during the period when it may not be treated as a corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        Under U.S. federal income tax laws, the Depositary generally will be required to report to a U.S. Holder and to the IRS any reportable payments made to such U.S. Holder in the Spin-Off and the Offer. Additionally, a U.S. Holder may be subject to a backup withholding tax, unless the U.S. Holder provides the Depositary with such holder's correct taxpayer identification number, which in the case of an individual is his or her social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a U.S. Holder will be subject to backup withholding (currently at a rate of 28%, which will be satisfied out of any cash paid to such U.S. Holder in the Offer) on any reportable payment. To prevent backup withholding, each U.S. Holder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the Depositary with the Letter of Transmittal.

        Payments made to Non-U.S. Holders in the Offer may be subject to information reporting and backup withholding. Non-U.S. Holders generally may avoid backup withholding by furnishing a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the Holder's non-U.S. status or by otherwise establishing an exemption.

        Backup withholding is not an additional tax. Rather, Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. TAX MATTERS REGARDING THE SPIN-OFF, THE OFFER AND THE MERGER ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE SPIN-OFF, THE OFFER AND THE MERGER TO ANY PARTICULAR HOLDER WILL DEPEND ON THAT STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF, THE OFFER AND THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

6.     Price Range of Shares; Dividends

        The Shares currently trade on Nasdaq under the symbol "DMRC." According to Digimarc, as of July 2, 2008, there were 22,510,533 Shares issued and outstanding and 6,697,331 Shares reserved and available for issuance upon, or otherwise deliverable in connection with, the exercise of outstanding options.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three preceding fiscal years, as reported by Nasdaq based on published financial sources.

	High	Low
Year Ended December 31, 2006
First Quarter	$8.00	$5.85
Second Quarter	7.76	5.85
Third Quarter	8.45	5.56
Fourth Quarter	9.75	7.51
Year Ended December 31, 2007
First Quarter	$12.43	$8.09
Second Quarter	11.05	8.90
Third Quarter	11.60	8.05
Fourth Quarter	9.60	8.21
Year Ended December 31, 2008
First Quarter	$11.48	$6.93
Second Quarter	$14.20	$9.80
Third Quarter (through July 2, 2008)	$14.29	$14.00

        On March 20, 2008, the last full day of trading before the original announcement of the Merger, the reported closing sales price of the Shares on Nasdaq was $8.46 per Share. On June 27, 2008, the last full day of trading before the public announcement of the terms of the Offer, the reported closing sales price of the Shares on Nasdaq was $13.39 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning Digimarc

        Except as specifically set forth in this Offer to Purchase, the information concerning Digimarc contained in this Offer to Purchase has been taken from or is based upon information furnished by Digimarc or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Digimarc's public filings with the SEC (which may be obtained and inspected as described in this Offer to Purchase) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue in any material respect. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Digimarc, whether furnished by Digimarc or contained in such documents and records, or for any failure by Digimarc to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    Digimarc is a Delaware corporation with its principal offices located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008. The telephone number for Digimarc is (503) 464-4800. Digimarc is a leading supplier of secure identity solutions and solutions for use in media identification and management. Digimarc's solutions enable governments and businesses around the world to enhance traffic safety and national security, combat identity theft and fraud, facilitate the effectiveness of voter identification programs, improve the management of media content, deter counterfeiting and piracy and support new digital media distribution models that provide consumers with more choice and access to media content.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Digimarc is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Digimarc's directors and officers, their remuneration, stock options granted to them, the principal holders of Digimarc's securities, any material interests of such persons in transactions with Digimarc and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on March 12, 2008 and distributed to Digimarc's stockholders. Such information also will be available in Digimarc's Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Digimarc, that file electronically with the SEC.

        Summary Financial Information.    Set forth below are highlights derived from Digimarc's audited consolidated financial statements as of and for the years ended December 31, 2007 through 2003, and its unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2008 and 2007. The results of operations for past and interim periods are not necessarily indicative of the results of operations for any future period or for the results of the full year. In the opinion of Digimarc's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of these data. You should read this information in conjunction with Digimarc's consolidated financial statements and related notes included in Digimarc's Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which Digimarc has filed with the SEC.

        Digimarc did not declare or pay any cash dividends on its common stock during any of the years presented or during the quarter ended March 31, 2008. Digimarc does not expect to pay cash dividends on its common stock in the foreseeable future.

	Three Months Ended March 31,		Year Ended December 31,
	2008(1)	2007(1)	2007(1)	2006(1)	2005	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$30,570	$26,846	$109,764	$104,247	$101,053	$92,947	$85,591
Cost of revenues	18,623	16,815	68,028	68,769	68,172	59,375	48,332

Gross profit	11,947	10,031	41,736	35,478	32,881	33,572	37,259

Operating expenses:
Sales and marketing	4,623	4,277	16,615	16,355	15,777	12,908	12,709
Research, development and engineering	2,278	2,042	7,323	10,269	13,131	8,327	7,992
General and administrative	4,584	4,098	15,609	17,484	21,524	17,150	11,629
Amortization of intangibles	420	500	1,992	2,171	4,035	2,536	3,152
Intellectual property	545	499	1,836	1,774	2,014	2,162	1,846
Restructuring charges	0	0	0	547	0	0	0
Acquisition related costs	1,089	0	0	0	0	0	0

Total operating expenses	13,539	11,416	43,375	48,600	56,481	43,083	37,328

Operating income (loss)	(1,592)	(1,385)	(1,639)	(13,122)	(23,600)	(9,511)	(69)
Other income (expense), net	353	382	1,705	1,587	851	854	567
Provision for income taxes	(122)	(19)	(511)	(205)	(348)	(365)	(323)

Net income (loss)	$(1,361)	$(1,022)	$(445)	$(11,740)	$(23,097)	$(9,022)	$175

Net income (loss) per share:
Basic	$(0.06)	$(0.05)	$(0.02)	$(0.57)	$(1.13)	$(0.44)	$0.01

Diluted	$(0.06)	$(0.05)	$(0.02)	$(0.57)	$(1.13)	$(0.44)	$0.01

Weighted average shares:
Basic	21,342	20,797	20,982	20,649	20,485	20,326	18,572

Diluted	21,342	20,797	20,982	20,649	20,485	20,326	19,351

Balance Sheet Data:
Current assets, net of current liabilities	$37,137	$29,463	$35,559	$29,879	$33,425	$50,929	$90,030
Total assets	$141,486	$136,087	$142,023	$134,631	$140,239	$163,287	$161,153
Stockholders' equity	$117,178	$112,061	$117,323	$111,491	$119,976	$142,244	$148,750

(1)
Results reflect the adoption of SFAS No. 123(R) on January 1, 2006.

8.     Certain Information Concerning L-1 and Purchaser

        L-1 is a Delaware corporation with its principal offices located at 177 Broad Street, 12th Floor, Stamford, CT 06901. L-1's telephone number is (203) 504-1100. L-1, together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, L-1's solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it—including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1, government entities, law enforcement and border management agencies and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity.

        Purchaser is a Delaware corporation and a wholly-owned subsidiary of L-1. Purchaser was organized by L-1 to acquire Digimarc and has not conducted any unrelated activities since its organization. All outstanding shares of the capital stock of Purchaser are wholly-owned by L-1. Purchaser's principal executive offices are located at the same address as L-1's principal executive office listed above, and its telephone number at that address is the same telephone number as L-1's telephone number listed above.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and L-1 are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of Purchaser, L-1 or, to the best knowledge of Purchaser and L-1, any of the persons listed in Schedule I to this Offer to Purchase (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        None of L-1, Purchaser or, to the best knowledge of L-1 and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of L-1 or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares.

        None of L-1, Purchaser or, to the best knowledge of L-1 and Purchaser, any of the persons or entities referred to Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of L-1, Purchaser or, to the best knowledge of L-1 and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Digimarc, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of L-1, Purchaser or, to the best knowledge of L-1 and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Digimarc or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between L-1 or any of its subsidiaries or, to the best knowledge of L-1, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Digimarc or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    L-1 is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as described with respect to Digimarc in Section 7—"Certain Information Concerning Digimarc" of this Offer to Purchase.

9.     Source and Amount of Funds

        We estimate that we will need approximately $323,000,000 to purchase all of the Shares pursuant to the Offer and to complete the Merger, including related fees and expenses. L-1, our parent company, has entered into binding agreements to sell L-1 Common Stock and non-voting Series A convertible preferred stock, par value $0.001 per share, which we refer to as L-1 Preferred Stock, in a private placement transactions and L-1 Operating Company has entered into a commitment letter with Bank of America, Banc of America Securities, Wachovia and WCM for a new credit agreement in order to provide us with sufficient funds to purchase all Shares properly tendered in the Offer and for the Merger. The Merger is expected to follow the successful completion of the Offer and the Spin-Off in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer. If the conditions to closing under the Securities Purchase Agreements are not met, or if L-1 Operating Company fails to enter into the new credit agreement or fails to meet the conditions to funding thereunder, and cannot obtain alternative financing, we may not be able to complete the Offer and could be forced to withdraw our Offer and would be in breach of the Merger Agreement.

        Purchaser does not believe its financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  L-1 and L-1 Operating Company have commitments for sufficient funds to purchase all Shares validly tendered in the Offer;

  •
  the Offer is not subject to any financing condition; and

  •
  if Purchaser completes the Offer, it expects to acquire any remaining Shares for the same cash price in the Merger.

Equity Financing

        In connection with the execution of the Merger Agreement, L-1 entered into private placement securities purchase agreements, which we refer to as the Securities Purchase Agreements, which, subject to the terms and conditions set forth therein, would provide L-1 with up to $120,000,000 of proceeds from the sale of its equity securities. Under the terms of the Securities Purchase Agreements, L-1 is obligated to apply all net proceeds from the sale of its securities to pay the consideration required by the Merger Agreement, including the Offer Price, and to pay the expenses of L-1 related to the transactions contemplated by the Merger Agreement.

        L-1 entered into Securities Purchase Agreements with two institutional investors, one dated June 30, 2008 with LRSR LLC, which we refer to as LRSR, and one dated June 29, 2008 with Iridian Asset Management LLC, which we refer to as Iridian, pursuant to which L-1 agreed to sell to the investors shares of L-1 Common Stock. Subject to the terms and conditions set forth in the Securities Purchase Agreements, LRSR and Iridian committed to purchase shares of L-1 Common Stock for an aggregate purchase price of $60,000,000 and $25,000,000, respectively. L-1 also entered into a Securities Purchase Agreement with Robert V. LaPenta, the Chairman and Chief Executive Officer of L-1, dated June 29, 2008, pursuant to which L-1 agreed to sell to Mr. LaPenta shares of L-1 Common Stock and L-1 Preferred Stock. Subject to the terms and conditions set forth in the agreement with Mr. LaPenta, Mr. LaPenta committed to purchase shares of L-1 Common Stock and L-1 Preferred Stock for an aggregate price of $25,000,000, which may be increased prior to closing to up to $35,000,000 at the sole discretion of Mr. LaPenta.

        Pursuant to the terms of each of the Securities Purchase Agreements, each investor, including Mr. LaPenta, had an option, exercisable following the close of business on June 30, 2008, to purchase shares of L-1 Common Stock for either (1) a per share price of $12.9543 (representing a 4% discount to the volume weighted-average price of a share of L-1 Common Stock on June 30, 2008, as reported by Bloomberg Financial Markets) or (2) a per share price of $13.19, together with a contractual price protection right to receive additional shares of L-1 Common Stock if the volume weighted-average price of a share of L-1 Common Stock as reported by Bloomberg Financial Markets for the 30 consecutive trading days ending on the last trading day prior to June 30, 2009 was less than $13.19. Each of LRSR and Iridian elected option (1) above. Accordingly, upon consummation of the transactions contemplated by the respective Securities Purchase Agreements, LRSR would purchase 4,631,667 shares of L-1 Common Stock and Iridian would purchase 1,929,861 shares of L-1 Common Stock. Mr. LaPenta elected option (2) above, which entitled him to the contractual price protection right to receive additional shares of L-1 Preferred Stock as described above. Accordingly, upon consummation of the transaction, Mr. LaPenta would purchase 750,000 shares of L-1 Common Stock for $13.19 per share and 15,107 shares of L-1 Preferred Stock for $1,000 per share. Pursuant to the terms of the price protection right, Mr. LaPenta may acquire up to 2,185 additional shares of L-1 Preferred Stock (assuming an aggregate purchase price of $25 million).

        The purchase of shares by the investors remains subject to the closing conditions set forth in each of their respective Securities Purchase Agreements, which include, among other customary conditions:

  •
  the satisfaction or waiver (subject to investor consent) of the conditions to the acceptance of Shares by L-1 pursuant to the Offer, including the Minimum Condition;

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  the performance of L-1's covenants in all material respects and the absence of any breach of representations and warranties, except as would not reasonably be expected to have a material adverse effect on L-1 and Digimarc, considered as a combined entity;

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  the availability of the private placement exemption for the purchase and sale of the shares and delivery of customary legal opinions; and

  •
  the filing of a "shelf" registration statement with the SEC with respect to the purchased shares of L-1 Common Stock.

        If any Securities Purchase Agreement is terminated, with limited exceptions, each of the institutional investors will have the right to purchase shares of L-1 Common Stock at a price of $12.90 per share. The option will remain exercisable for 15 business days from the date of the termination. LRSR would be entitled to purchase up to 775,193 shares of L-1 Common Stock following a termination within 90 days from the date of the securities purchase agreement, and up to 1,162,790 shares of L-1 Common Stock upon a later termination. Iridian would be entitled to purchase up to 322,945 shares of L-1 Common Stock following a termination within 90 days from the date of the agreement, and up to 484,496 shares of L-1 Common Stock upon a later termination.

        Pursuant to the Securities Purchase Agreement with Mr. LaPenta, L-1 will ask for stockholder approval of the conversion of Mr. LaPenta's L-1 Preferred Stock into shares of L-1 Common Stock at L-1's next annual meeting of stockholders. If such approval is obtained, the shares of L-1 Preferred Stock will be converted into shares of L-1 Common Stock at a conversion price of $13.19 per share. If Mr. LaPenta transfers shares of L-1 Preferred Stock to an unrelated third party, the L-1 Preferred Stock will automatically convert into L-1 Common Stock at a conversion price of $13.19 per share. The L-1 Preferred Stock will have a preference of $1,000 per share upon any liquidation or dissolution of L-1, and upon a merger, consolidation, share purchase or similar business combination transaction, will entitle the holder to receive the same consideration as holders of L-1 Common Stock, as if the L-1 Preferred Stock was converted into L-1 Common Stock immediately prior to such event.

        The Securities Purchase Agreements entitle the investors to indemnification for breaches of representations and warranties or covenants of L-1 and against any claims relating to the transactions or the Merger. In addition, in connection with the Securities Purchase Agreements L-1 entered into

(and, in the case of LRSR, will enter into) a registration rights agreement providing for a "shelf" registration of the resale of shares of L-1 Common Stock acquired pursuant to the agreements.

Debt Financing

        In connection with the execution of the Merger Agreement, L-1 Operating Company has received a commitment letter for up to $350,000,000 of debt financing from Bank of America and Wachovia consisting of (1) a senior secured term loan facility in an aggregate principal amount of up to $250,000,000 with a term of five years, and (2) a senior secured revolving credit facility in an aggregate principal amount of up to $100,000,000 (portions of which may be drawn at the completion of the Offer and the effective time of the Merger, respectively) with a term of five years. The proceeds of borrowings under the senior secured facilities will be used (a) to finance, in part, the payment of the Offer Price and the Merger Consideration, the repayment of certain existing indebtedness of L-1 Operating Company and the payment of fees and expenses incurred in connection with the Offer and the Merger, (b) to provide ongoing working capital and (c) for other general corporate purposes of L-1 Operating Company and its subsidiaries.

        The debt financing commitments are conditioned on the completion of the Offer and the Merger in accordance with the Merger Agreement, as well as other customary conditions, including:

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  the negotiation, execution and delivery of definitive documentation;

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  the completion of the equity financings described above;

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  the absence of any amendment to or waiver of the Merger Agreement or Offer documents to the extent such amendment or waiver is material and adverse to the interests of the lenders, without the prior consent of the lenders;

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  the absence of a Company Material Adverse Effect (as defined in the Merger Agreement); and

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  the repayment of certain existing debt of L-1 Operating Company and its subsidiaries.

        Borrowings under the senior secured credit facilities are expected to bear interest, at L-1 Operating Company's option, at (1) a rate equal to LIBOR (which will be subject to a floor of 3.25%) plus a spread based on L-1 Operating Company's corporate family rating from Moody's Investors Service, Inc. and the corporate rating from Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, ranging from 3.75% to 5.0% per annum or (2) the alternate base rate (a rate equal to the higher of (a) the Bank of America prime rate and (b) the federal funds effective rate plus 0.50%, and in each case subject to a floor of 2.25%) plus a spread based on L-1 Operating Company's corporate family rating from Moody's Investors Service, Inc. and the corporate rating from Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, ranging from 2.75% to 4.0% per annum. L-1 Operating Company also expects to pay a fee of 0.5% on the unused portion of the revolving credit facility. The senior secured term loan facility will require quarterly principal payments beginning at 5.0% of the borrowings under the senior secured term loan facility for the initial year, increasing over the duration of the senior secured term loan facility.

        All obligations of L-1 Operating Company under the senior secured credit facilities are expected to be guaranteed on a senior secured basis by L-1 and by each of L-1's existing and subsequently acquired or organized direct or indirect wholly-owned material subsidiaries (subject to certain exceptions), which we refer to as the Guarantors.

        The obligations of L-1 Operating Company and the Guarantors under the senior secured credit facilities are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority security interest in substantially all of the present and after-acquired assets of L-1 Operating Company and each Guarantor and by a first-priority lien on all of the capital stock of the L-1 Operating Company and each direct, wholly owned subsidiary of L-1 Operating Company and each subsidiary Guarantor (limited, in the case of foreign subsidiaries, to 65% of the voting capital stock of such subsidiaries).

        The senior secured credit facilities are expected to contain customary representations, warranties and covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The financial maintenance covenants will consist of a maximum leverage ratio and a minimum debt service coverage ratio. The senior secured credit facilities are expected to also include customary events of default, including with respect to a change of control to be defined.

10.   Background of the Offer; Past Contacts or Negotiations with Digimarc; L-1's Reasons for the Offer and the Merger

Background of the Offer; Past Contacts or Negotiations with Digimarc

        As part of its ongoing evaluation of Digimarc's business and strategic direction, Digimarc's board of directors has evaluated from time to time Digimarc's strategic alternatives. In addition, Digimarc has, from time to time, received unsolicited inquiries related to an acquisition of all or part of the company. In the second half of 2006, Digimarc's board of directors determined that Digimarc would benefit from the resources and analysis provided by financial advisors familiar with the company and the businesses in which it is engaged. In November 2006, Digimarc engaged USBX Advisory Services, LLC, which we refer to as USBX Advisory Services, and RA Capital Partners, which we refer to as RA Capital, as Digimarc's financial advisors to assess Digimarc's Secure ID Business and digital watermarking business, respectively, and to assist in the evaluation of strategic alternatives, including identifying potential complementary businesses for Digimarc to acquire and assisting management and the board of directors in reviewing and analyzing potential inquiries from parties interested in acquiring all or a portion of Digimarc.

        In the spring and summer of 2007, USBX Advisory Services facilitated discussions and financial and legal due diligence with four parties interested in potential strategic transactions with Digimarc, none of which resulted in an offer to acquire Digimarc or any of its assets or businesses. In the fall of 2007, certain assets of USBX Advisory Services, including the Digimarc engagement and the primary USBX Advisory Services bankers working on the Digimarc engagement, were acquired by Imperial Capital.

        On October 11, 2007, Robert Basil, Vice President of Strategic Planning and Business Operations of L-1, contacted a representative of USBX Advisory Services to facilitate a conversation between L-1 and Digimarc about a possible strategic transaction.

        On October 18, 2007, a representative of USBX Advisory Services contacted James DePalma, Chief Financial Officer of L-1, to further discuss L-1's preliminary interest in discussing the possible acquisition of Digimarc's Secure ID Business.

        On October 30, 2007, L-1's board of directors convened a telephonic meeting during which Robert LaPenta, Chairman, President and Chief Executive Officer of L-1, discussed generally the possible acquisition of Digimarc's Secure ID Business.

        During the month of November 2007, Mr. Basil and Mr. DePalma continued to have several informal and general discussions with Jay Beaghan, a representative from USBX Advisory Services, regarding L-1's preliminary interest in the acquisition of Digimarc's Secure ID Business.

        In late November 2007, Mr. LaPenta contacted USBX Advisory Services to express interest in a potential transaction between L-1 and Digimarc involving the acquisition of Digimarc's Secure ID Business.

        On December 3, 2007, Mr. DePalma contacted Mr. Beaghan to outline and discuss L-1's proposed structure of a potential transaction involving the acquisition of Digimarc's Secure ID Business by L-1 and timing for a possible meeting between L-1 and Digimarc.

        On December 6, 2007, at a meeting of Digimarc's board of directors, a representative of USBX Advisory Services reported to the board of directors on his conversations with Mr. DePalma regarding a potential acquisition of Digimarc's Secure ID Business.

        On January 22, 2008, Bruce Davis, President and Chief Executive Officer of Digimarc, James T. Richardson, Digimarc's lead director, and Mr. Beaghan, now a representative of Imperial Capital after the acquisition of certain assets of USBX Advisory Services, met with Mr. LaPenta at the Portland, Oregon airport to discuss L-1's interest in a potential transaction involving the acquisition of Digimarc's Secure ID Business. The parties discussed the broad parameters of a potential transaction.

        On January 25, 2008, Digimarc's board of directors held a meeting, during which Messrs. Davis and Richardson reported on their meeting with Mr. LaPenta. The board of directors directed Digimarc's management, and its financial and legal advisors, to explore the threshold structuring, legal and regulatory issues involved in a potential transaction with L-1 to determine the preliminary viability of such a transaction.

        On January 29, 2008, Digimarc and L-1 entered into a mutual confidentiality agreement to facilitate the sharing of certain non-public information with respect to their discussions of a potential transaction pursuant to which L-1 would acquire Digimarc's Secure ID Business and to permit L-1 to begin a due diligence review of Digimarc.

        Between January 29, 2008 and February 27, 2008, various representatives of L-1 and Digimarc, including representatives of L-1's financial, accounting and legal advisors, and Digimarc's legal advisors, held a series of telephone conferences to discuss legal, accounting and tax matters relating to a potential transaction between L-1 and Digimarc pursuant to which L-1 would acquire Digimarc's Secure ID Business, and to exchange preliminary due diligence information with respect to each company.

        On February 12, 2008, at a meeting of L-1's board of directors, Mr. LaPenta informed the board of directors that the parties were continuing to analyze various considerations related to a potential transaction pursuant to which L-1 would acquire Digimarc's Secure ID Business.

        On February 28, 2008, at a meeting of Digimarc's board of directors, Digimarc's management and representatives of Perkins Coie LLP, Digimarc's legal counsel, which we refer to as Perkins Coie, reported the results of their initial discussions with L-1 and its representatives. The board of directors discussed a potential transaction between L-1 and Digimarc pursuant to which L-1 would acquire Digimarc's Secure ID Business, the risks related to such a transaction and alternatives to such a transaction available to Digimarc, including the sale of the entire company, remaining as a stand-alone company or acquisitions of other companies or businesses. The board of directors authorized management and Digimarc's advisors to continue to explore a potential transaction with L-1 pursuant to which L-1 would purchase Digimarc's Secure ID Business, as well as to pursue other opportunities for a strategic transaction.

        On February 29, 2008, Mr. Davis spoke with Mr. LaPenta by telephone to indicate that Digimarc's board of directors supported continued discussions between the parties regarding a potential transaction involving the acquisition by L-1 of Digimarc's Secure ID Business and to arrange for an in-person meeting to further discuss the terms of such a transaction.

        On March 4, 2008, various representatives of L-1 and Digimarc, including representatives of their respective legal advisors, held a telephone conference to discuss the proposed tax structure of the potential transaction between L-1 and Digimarc involving the acquisition by L-1 of Digimarc's Secure ID Business.

        On March 10, 2008, Mr. LaPenta notified members of L-1's board of directors of his upcoming meeting with Mr. Davis to discuss the terms of a potential transaction with Digimarc involving the acquisition by L-1 of Digimarc's Secure ID Business, which would be subject to approval by L-1's board of directors.

        On March 11, 2008, Mr. Davis and Mr. Beaghan met with Mr. LaPenta in New York City to discuss the terms of a potential transaction between Digimarc and L-1 involving the acquisition by L-1 of Digimarc's Secure ID Business. After several hours of meetings and discussions of the potential synergies of the companies' businesses and the terms of a potential transaction, Mr. Davis and Mr. LaPenta reached a preliminary understanding on the general economic terms of a proposed acquisition by L-1 of Digimarc's Secure ID Business and the related Spin-Off of Digimarc's digital watermarking business.

        On March 12, 2008, Mr. Davis and Mr. LaPenta held a telephone conference, during which they discussed additional details of L-1's proposal to be presented to Digimarc's board of directors, including the aggregate purchase price, the allocation of the proposed consideration between cash and L-1 Common Stock, the concept of a collar applicable to the L-1 Common Stock portion of the consideration, the termination fees and L-1's investment in DMRC Corporation.

        Also on March 12, 2008, representatives of Perkins Coie invited representatives of L-1 and Weil Gotshal & Manges LLP, L-1's legal counsel, which we refer to as Weil Gotshal, to conduct more detailed due diligence on Digimarc and its businesses through access to an online data room containing customary due diligence materials.

        On March 13, 2008, Digimarc's board of directors convened a meeting to discuss L-1's proposal relating to a potential transaction involving the acquisition by L-1 of Digimarc's Secure ID Business. Representatives of Imperial Capital, RA Capital and Perkins Coie also attended the meeting. The board of directors reviewed the structure and terms of the proposed transaction and received advice from its financial advisors regarding valuation implications of the proposal and strategic alternatives, including the sale of the entire company, remaining as a stand-alone company or acquisitions of other companies. A representative of Perkins Coie advised the board of directors on its fiduciary obligations with respect to the proposed transaction. Imperial Capital, the board of directors and management reviewed a list of potential acquirers and the board of directors then authorized Imperial Capital to contact a selected group of potential acquirers to ascertain whether they were interested in pursuing a transaction. The group of potential acquirers was determined based on any previous communication with those parties, the level of interest expressed and the likely value of a transaction with them. Following the meeting, Mr. Davis called Mr. LaPenta to confirm the board of directors' support of continued due diligence and the negotiation of the potential transaction involving the acquisition by L-1 of Digimarc's Secure ID Business.

        On March 14, 2008, L-1 engaged the services of Jefferies & Company, Inc., which we refer to as Jefferies, to assist L-1's board of directors with its analysis of the potential transaction with Digimarc to acquire its Secure ID Business.

        From March 14, 2008 to March 18, 2008, representatives of Imperial Capital conducted a targeted market check and had conversations with approximately 10 qualified potential acquirers, other than L-1, which were both private equity firms and potential strategic buyers, to solicit interest in a potential transaction with Digimarc. Each party was informed of certain financial and timing considerations with respect to any expression of interest. None of the parties submitted an offer to Digimarc in this context.

        On March 15, 2008, representatives of Weil Gotshal delivered an initial draft of the Merger Agreement to Digimarc and representatives of Perkins Coie. Weil Gotshal and L-1 also began to provide customary due diligence materials about L-1 and its subsidiaries to Digimarc and Perkins Coie.

        From March 15, 2008 through March 23, 2008, Digimarc's management and Perkins Coie, on the one hand, and L-1's management and Weil Gotshal, on the other hand, negotiated the terms of the Merger Agreement and related schedules and agreements. The parties also continued their respective due diligence reviews during this period.

        On March 17, 2008, L-1 convened a special meeting of its board of directors. L-1's board of directors reviewed background information and financial information related to Digimarc's Secure ID Business, as well as the benefits of the proposed transaction. Mr. LaPenta discussed the process of the potential transaction and prospective timing.

        Later on March 17, 2008, L-1 convened another special meeting of its board of directors. Messrs. LaPenta and DePalma and Mark Molina, Executive Vice President, Chief Legal Officer and Secretary of L-1, reviewed the material terms of the proposed acquisition of Digimarc's Secure ID Business, including the pricing and structure of the transaction, the amount and form of consideration, the Spin-Off of Digimarc's digital watermarking business, the representations and warranties to be made by the parties and the closing conditions. L-1's board of directors unanimously approved the proposed transaction, but informed management that if the terms of the proposed transaction changed materially from the terms presented during the meeting, management would be required to seek additional approval from L-1's board of directors. L-1's board of directors also stated that its approval of the transaction was revocable if Jefferies did not provide a fairness opinion in final form on March 18, 2008.

        On March 18, 2008, L-1 convened a special meeting of its board of directors. A representative from Jefferies reviewed the written fairness opinion prepared by Jefferies regarding the potential transaction involving the acquisition of Digimarc's Secure ID Business which was delivered to L-1's board of directors. Thereafter, L-1's board of directors confirmed its approval of the transaction between L-1 and Digimarc involving the acquisition of Digimarc's Secure ID Business.

        On March 19, 2008, Digimarc's board of directors met to consider the proposed transaction involving L-1's acquisition of Digimarc's Secure ID Business. Also present at the meeting were representatives of Imperial Capital, RA Capital and Perkins Coie. Representatives of Digimarc's management and Perkins Coie reviewed the proposed terms of the Merger Agreement, including the remaining issues to be negotiated. Among the issues subject to further negotiation were the collar applicable to the L-1 Common Stock portion of the consideration, the termination provisions and provisions related to L-1's financing of the transaction. The representatives of Imperial Capital and RA Capital presented an exhaustive review regarding the potential impact on stockholder value of a range of alternatives, including the potential transaction with L-1, a sale of the entire company, remaining as a stand-alone company or acquisitions of other companies. Representatives of Perkins Coie advised the board of directors on its fiduciary duties regarding the pursuit of alternative proposals and regulatory considerations regarding the proposed transaction. The board of directors directed management and Perkins Coie to attempt to negotiate the definitive Merger Agreement, including the related schedules and agreements, on terms that would be satisfactory to the board of directors.

        From March 19, 2008 through much of the day on March 22, 2008, Digimarc's management and Perkins Coie, on the one hand, and L-1's management and Weil Gotshal, on the other hand, negotiated the terms of the Merger Agreement and related schedules and agreements.

        On March 22, 2008, Digimarc's board of directors met to review all the terms of the proposed transaction involving L-1's acquisition of Digimarc's Secure ID Business and a substantially final draft of the Merger Agreement, and to receive a report from Perkins Coie of the legal aspects of the transaction. A representative of Perkins Coie again reviewed for the board of directors its fiduciary duties applicable to the potential transaction. Representatives of Imperial Capital and RA Capital then presented their financial analyses with respect to the proposed transaction with L-1. Following this presentation, Imperial Capital reviewed with the board of directors Imperial Capital's financial analyses and delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated March 22, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration in the Merger was fair, from a financial point of view, to the holders of Digimarc common stock. The full text of the written opinion of Imperial Capital, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached to this Schedule TO. Digimarc's board of directors then unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby and the Spin-Off and recommended that Digimarc's stockholders approve the Merger and the Merger Agreement.

        On March 23, 2008, following the resolution of the final issues in the Merger Agreement and related schedules and agreements, Digimarc, L-1 and Purchaser executed the Merger Agreement.

        On March 24, 2008, prior to the opening of U.S. financial markets, Digimarc and L-1 each issued a press release announcing that L-1 had entered into a definitive agreement to acquire Digimarc's Secure ID Business. The press releases also announced the related Spin-Off of Digimarc's digital watermarking business and cash on hand.

        Following the announcement of the Merger Agreement and through the second week of June 2008, Digimarc, L-1 and their respective representatives negotiated the terms of a separation agreement, transition services agreement and license agreement, each related to the Spin-Off and contemplated by the Merger Agreement, and prepared a prospectus/proxy statement related to the Merger and a Registration Statement on Form 10 for the registration of the shares of common stock of DMRC Corporation to be issued in connection with the Spin-Off.

        On June 12, 2008, the FTC granted early termination of the Hart-Scott-Rodino antitrust review process relating to the Merger Agreement.

        Subsequently on June 12, 2008, Digimarc received an unsolicited non-binding indication of interest from Safran S.A., which we refer to as Safran, in which Safran proposed to acquire the outstanding common stock of Digimarc, following the Spin-Off of Digimarc's digital watermarking business and cash on hand, for $300,000,000 in cash, subject to completion of due diligence, negotiation of customary definitive documentation similar to the Merger Agreement with L-1 and written confirmation from the Committee on Foreign Investment in the United States of successful completion of the review process under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended. In addition, Safran would invest $5,000,000 in the digital watermarking business. Pursuant to the Merger Agreement, Robert Chamness, Chief Legal Officer and Secretary of Digimarc, notified Mr. Molina of Safran's proposal and provided Mr. Molina with a copy of the proposal.

        Between June 14, 2008 and June 16, 2008, Mr. Davis and Mr. LaPenta engaged in multiple conversations regarding potential modifications to the form and amount of consideration in the Merger Agreement and the structure of the transaction between Digimarc and L-1.

        On June 16, 2008, the board of directors of L-1 met to consider a revised Digimarc transaction consisting of an all cash tender offer priced higher than the Safran indication of interest. The board of directors authorized Mr. LaPenta to make such a proposal to Digimarc and to pursue a private placement of equity securities and an amended bank commitment letter to finance the proposal.

        On June 17, 2008, during a telephonic conference, representatives of L-1, Weil Gotshal, Digimarc, Perkins Coie and Bank of America discussed L-1's intent to propose an all cash transaction effected pursuant to a tender offer. The participants also discussed the current status of L-1's debt financing.

        Later on June 17, 2008, Digimarc received a written proposal in which L-1 proposed an all cash tender offer for all of the outstanding common stock of Digimarc followed by a second-step merger, following the Spin-Off of Digimarc's digital watermarking business and cash on hand, for an aggregate purchase price of $325,000,000. In addition, L-1 would invest $5,000,000 in the digital watermarking business.

        In a subsequent telephonic conference on June 17, 2008, representatives of L-1, Weil Gotshal, Digimarc and Perkins Coie discussed L-1's revised proposal. Mr. Davis discussed his intention to imminently publicly disclose both the Safran proposal and the L-1 revised proposal, and indicated that at that time Digimarc was not willing to terminate its discussions with Safran and would continue to consider both proposals. At the end of this discussion, L-1 withdrew its revised proposal.

        Later on June 17, 2008, a representative of Perkins Coie formally notified Mr. Molina that Digimarc's board of directors had met and determined that the Safran acquisition proposal could reasonably be expected to lead to a "superior proposal," as defined in the Merger Agreement and, accordingly, had authorized Digimarc to furnish information to and enter into discussions with Safran regarding the proposal.

        On June 22, 2008, Digimarc published a press release announcing receipt of the Safran proposal. During the week of June 22, 2008, representatives of Imperial Capital conducted telephonic meetings with L-1 to discuss a potential new proposal from L-1.

        On June 23, 2008, DMRC Corporation filed a Registration Statement on Form 10 to register the shares of common stock to be distributed in the Spin-Off. On the same day, Digimarc published a press release announcing the filing of the Registration Statement on Form 10 by DMRC Corporation.

        On June 24, 2008, Digimarc entered into a non-disclosure agreement with Safran in compliance with the terms of the Merger Agreement and delivered a copy of the confidentiality agreement to L-1.

        On June 25, 2008, representatives of Perkins Coie and Weil Gotshal discussed the terms and structure of a potential new proposal from L-1 by telephone conference.

        On June 26, 2008, Mr. Davis and Mr. LaPenta discussed the proposed terms of a new offer to come from L-1. Separately, Mr. Molina and Mr. Chamness discussed the schedule and process contemplated by L-1 for presenting its potential new proposal to Digimarc.

        On June 26, 2008, the L-1 board of directors met to receive an update on the discussions with Digimarc and to approve the financing transactions undertaken by L-1 in connection with the new proposal to Digimarc, including a private placement of L-1 equity securities to institutional investors and Mr. LaPenta, and a new bank commitment letter.

        Later on June 26, 2008, as a follow up to the earlier schedule and process call between Mr. Molina and Mr. Chamness, L-1 provided Digimarc and Perkins Coie with a draft amended and restated Merger Agreement providing for an offer to acquire, in an all cash tender offer, all of the outstanding common stock of Digimarc followed by a second-step merger, following the Spin-Off of Digimarc's digital watermarking business and cash on hand.

        From June 27, 2008 through June 29, 2008, Digimarc, L-1 and their respective counsel and advisors negotiated the terms and conditions of the draft amended and restated Merger Agreement.

        On June 28, 2008, L-1 provided a new written offer to Digimarc providing for an all cash tender offer for all of the outstanding Shares for an aggregate offer price of $310,000,000, followed by a second-step merger, following the spin-off of Digimarc's digital watermarking business and cash on hand.

        On June 29, 2008, L-1's board of directors met to approve final terms of the L-1 private placement of securities to finance the new offer and to receive an update on the Digimarc proposal.

        On June 29, 2008, Digimarc's board of directors met to consider the new L-1 proposal and a substantially final draft of the amended and restated Merger Agreement. A representative of Perkins Coie discussed material legal aspects of the transaction and reviewed for Digimarc's board of directors its fiduciary duties applicable to the potential transaction. Representatives of Imperial Capital reviewed with Digimarc's board of directors Imperial Capital's financial analyses and delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated June 29, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be received by Digimarc's stockholders in the Offer and in the Merger was fair, from a financial point of view, to the holders of the Shares. The full text of the written opinion of Imperial Capital, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached to the Schedule 14D-9 filed by Digimarc as Annex B. Digimarc's board of directors then unanimously (1) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (2) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Digimarc and the stockholders of Digimarc and (3) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer and, if necessary, adopt the Merger Agreement.

        On June 29, 2008, following the resolution of the final issues in the amendment to the Merger Agreement and related schedules and agreements, Digimarc, L-1 and Purchaser executed the amended and restated Merger Agreement, and Digimarc terminated its discussions with Safran.

        On June 30, 2008, prior to the opening of U.S. financial markets, Digimarc and L-1 each issued a press release announcing that L-1 and Digimarc had entered into an amended and restated Merger Agreement providing for an all-cash transaction, by means of a tender offer followed by a second-step merger, with an aggregate offer price of $310,000,000.

        Subsequently on June 30, 2008, Perkins Coie on behalf of Digimarc provided written notice to Safran of Digimarc's decision to terminate discussions with Safran regarding a transaction, and requested the destruction or return of confidential information pursuant to the terms of Safran's confidentiality agreement with Digimarc.

L-1's Reasons for the Offer and the Merger

        L-1 entered into the Merger Agreement with Digimarc because L-1's board of directors believes the acquisition of Digimarc will position the combined company as the leader in the credentialing systems solution market. L-1's board of directors believes that the combination of the security features offered by L-1 and Digimarc will enable the combined company to deliver best in class protection and will facilitate the development of next-generation security functionality. The acquisition of Digimarc is consistent with L-1's focused acquisition strategy and the board of directors of L-1 believes that it will result in significant benefits to the identity management industry.

11.   The Merger Agreement and Related Agreements

The Merger Agreement

        The following description is a summary of the material provisions of the Merger Agreement and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated in this Offer to Purchase by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about L-1, Purchaser or Digimarc. Such information can be found elsewhere in this Offer to Purchase.

  The Offer

        The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the date of the Merger Agreement. The obligations of Purchaser to commence the Offer and, subject to the provisions of the Merger Agreement regarding extensions of the Offer, to accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of certain conditions of the Offer that are described in Section 16—"Certain Conditions of the Offer" of this Offer to Purchase. L-1 and Purchaser expressly reserve the right to increase the Offer Price, waive any condition of the Offer and/or amend, modify or supplement any of the conditions of the Offer or terms of the Offer, except that without the prior written consent of Digimarc, Purchaser will not:

  •
  decrease the number of Shares sought to be purchased by Purchaser in the Offer;

  •
  reduce the Offer Price;

  •
  extend or otherwise change the Expiration Date, except as described in this Offer to Purchase;

  •
  change the form of consideration payable in the Offer;

  •
  amend, modify or supplement any of the conditions of the Offer or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares; or

  •
  amend or waive the Minimum Condition.

        The Merger Agreement provides that Purchaser:

  •
  will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the NYSE or Nasdaq that is applicable to the Offer; provided that Purchaser will not be required to extend the Offer beyond December 31, 2008;

  •
  may, in its sole discretion and regardless of whether the Minimum Condition has been satisfied, extend the Offer for one period of no more than 10 business days; provided that in no event will Purchaser extend the Offer beyond December 31, 2008;

  •
  will, if Digimarc will have so requested in writing no less than two business days prior to the initial Expiration Date and on the initial Expiration Date the Minimum Condition is not satisfied, extend the Offer for the period of time stated in Digimarc's written request (which period will not exceed 10 business days beyond the initial Expiration Date);

  •
  may, in its discretion, extend the Offer for one or more periods of no more than 10 business days each until the date on which the conditions of the Offer are satisfied or waived if, on the initial Expiration Date or any extended Expiration Date, any condition of the Offer is not satisfied and the Merger Agreement has not been terminated in accordance with its terms;

  •
  will extend the Offer from time to time for one or more periods until the earlier of the date on which the Spin-Off or the Trust Transfer has been completed and September 30, 2008, if, on the initial Expiration Date or any extended Expiration Date, the Minimum Condition has been satisfied but the Spin-Off or the Trust Transfer has not been completed;

  •
  may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act following the Acceptance Time; and

  •
  will, if immediately following the Acceptance Time, L-1, Purchaser and their respective subsidiaries own less than 90% of the Shares outstanding at that time (which shares owned will include Shares tendered in the Offer and not withdrawn), to the extent reasonably requested by Digimarc, provide for a subsequent offering period of at least 10 business days.

        Neither L-1 nor Purchaser will, without the prior written consent of Digimarc, accept for payment or pay for any Shares in the Offer if, as a result, L-1 and Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition.

        The Offer may be terminated prior to the Expiration Date (as such Expiration Date may be extended and re-extended in accordance with the Merger Agreement), but only if the Merger Agreement is validly terminated, as set forth below in "Termination of the Merger Agreement."

  Top-Up Option

        Digimarc granted Purchaser the Top-Up Option, which is an option, for so long as the Merger Agreement has not been terminated, to purchase from Digimarc, prior to the 10th business day after the Expiration Date and at a price per Share equal to the Offer Price, up to a number of newly-issued Shares, which we refer to as Top-Up Amount, equal to the number of Shares that, when added to the number of Shares owned by L-1, Purchaser and their respective subsidiaries at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of Shares pursuant to the exercise of the Top-Up Option. The exercise of the Top-Up Option by Purchaser is subject to certain conditions set forth in the Merger Agreement. The Merger Agreement provides that the Top-Up Option will not be exercisable unless:

  •
  immediately prior to such exercise, L-1, Purchaser and their respective subsidiaries own at least a majority of the Shares then outstanding on a fully-diluted basis as a result of the completion of the Offer in accordance with the terms of the Merger Agreement; and

  •
  immediately after such exercise Purchaser would own more than 90% of the Shares then outstanding.

        Subject to there being no statute, rule or regulation having been enacted or promulgated by any governmental authority which prohibits the completion of the Merger and there being no applicable law (including the rules and regulations of Nasdaq) or any order or injunction of a court of competent jurisdiction in effect preventing exercise of the Top-Up Option or completion of the Merger, Purchaser may, in its sole discretion, exercise the Top-Up Option, in whole but not in part, at any one time prior to the 10th business day after the later of the initial Expiration Date or the extended Expiration Date, as applicable, and after the occurrence of:

            (i)  the Acceptance Time; and

           (ii)  Digimarc having a number of authorized but unissued Shares at least equal to the Top-Up Amount (excluding Shares reserved for issuance pursuant to outstanding Digimarc stock options).

        The aggregate purchase price payable for the Shares being purchased by Purchaser pursuant to the Top-Up Option will be payable, at the option of L-1, either in cash or by delivery of a promissory note having a principal amount equal to the aggregate purchase price.

  The Merger

        Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, including completion of the Spin-Off prior to the Expiration Date, Purchaser, which was formed solely for the purpose of the Offer and the Merger, will be merged with and into Digimarc. As a result, Digimarc will continue as the surviving corporation and will become a wholly-owned subsidiary of L-1 upon completion of the Merger. Accordingly, Shares will no longer be publicly traded, and holders of Digimarc common stock will be entitled to receive the Merger Consideration upon completion of the Merger.

  Merger Consideration

        At the effective time of the Merger, each Share of Digimarc outstanding immediately prior to the effective time of the Merger (other than any Shares beneficially owned, directly or indirectly, for the benefit of L-1 and Purchaser and any dissenting shares) will be cancelled and automatically converted into the right to receive the Merger Consideration, which is an amount equal to the Offer Price, payable to the holder thereof in accordance with the terms of the Merger Agreement. At the effective time of the Merger, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of any such Share immediately prior to the effective time of the Merger will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

        Shares that are outstanding immediately prior to the effective time of the Merger and that are held by any person who is entitled to demand, and who properly demands, appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL, which we refer to as Section 262 and such Shares we refer to as Digimarc Dissenting Shares, will not be converted into the right to receive the Merger Consideration but rather, the holders of Digimarc Dissenting Shares will be entitled only to payment of the fair value of such Digimarc Dissenting Shares in accordance with Section 262 (and, at the effective time of the Merger, such Digimarc Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and such holders will cease to have any right with respect thereto, except the right to receive the fair value of such Digimarc Dissenting Shares in accordance with Section 262). If any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Digimarc Dissenting Shares will cease and such Digimarc Dissenting Shares will be deemed to have been converted as of the effective time of the Merger into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon).

        Any Shares that are owned by Digimarc as treasury stock will be cancelled and will cease to exist and no payment will be made with respect to those Shares.

  Treatment of Digimarc Stock Options and Restricted Stock

        Stock Options.    All outstanding options to purchase Shares will become fully vested and exercisable on or prior to the Spin-Off Record Date. Holders of Digimarc stock options will be given the opportunity to exercise their stock options, whether or not then vested, effective on or prior to the Spin-Off Record Date. Following the exercise of the stock options, the holders of Shares issued upon exercise will be entitled to receive the Offer Price or Merger Consideration, which is equal to the Offer Price, as the case may be, and for stock options exercised prior to the Spin-Off Record Date, the distribution of the interests of DMRC LLC in connection with the Spin-Off.

        Subject to the terms and conditions of Digimarc's stock option plans, Digimarc will use its reasonable best efforts to cause all outstanding Digimarc stock options that are not exercised on or prior to the Spin-Off Record Date to be cancelled as of the Spin-Off. All Digimarc stock options that are not exercised or cancelled prior to the effective time of the Merger will be cancelled and null and void as of the effective time of the Merger.

        In connection with the termination of Digimarc's 1995 Stock Incentive Plan, Restated 1999 Stock Plan, 2000 Non-Officer Employee Stock Incentive Plan and 1999 Non-Employee Director Option Program, following the Merger, no holder of Digimarc stock options, or any participant or beneficiary of the plans, will have any right to acquire or receive any equity securities of the surviving corporation, any subsidiary of the surviving corporation or any consideration other than as discussed above.

        Restricted Stock.    All outstanding shares of Digimarc restricted stock will become fully vested on or prior to the Spin-Off Record Date and the holders will be entitled to receive the Offer Price or Merger Consideration in connection with the Merger, as the case may be, and the distribution of the interests of DMRC LLC in connection with the Spin-Off.

        Prior to the Spin-Off Record Date, Digimarc's board of directors has agreed to adopt any resolutions and take any other actions relating to the stock options and the restricted stock that may be required to effect the foregoing.

  Treatment of Rights under the Digimarc Employee Stock Purchase Plan

        Digimarc will terminate all rights outstanding under Digimarc's Employee Stock Purchase Plan, which we refer to as the ESPP, as soon as practicable. Upon such termination, all accumulated payroll deductions allocated to a participant's account under the ESPP during the period in which the rights are terminated will be returned to the participant as provided by the terms of the ESPP and no Shares will be purchased under the plan for such offering period. Digimarc will not commence a new offering period under the ESPP after June 29, 2008, the date of the Merger Agreement. As of the close of business on the day immediately prior to the Spin-Off Record Date, Digimarc will have terminated the ESPP and provided such notice of termination as may be required by the terms of the ESPP.

        Digimarc's board of directors has agreed to adopt any resolutions and take any other actions that may be required to effect the foregoing.

  Exchange of Digimarc Stock Certificates for Merger Consideration

        Holders of Shares should not send in their Digimarc stock certificates until they receive a letter of transmittal from Computershare Inc., which we refer to as Computershare, the Depositary for the Offer and the Merger, with instructions for the surrender of Digimarc stock certificates and/or book-entry shares. As soon as reasonably practicable following the closing of the Merger, Computershare will mail to each record holder of Shares (other than any Shares beneficially owned, directly or indirectly, for the benefit of L-1 and Purchaser and any dissenting shares) a letter of transmittal and instructions for surrendering the record holder's Digimarc stock certificates and/or book-entry shares in exchange for the Merger Consideration. Only those holders of Shares who properly surrender their Digimarc stock certificates and/or book-entry shares, together with the letter of transmittal and any other documents requested by Computershare, in accordance with Computershare's instructions will receive the Merger Consideration to which the holder is entitled pursuant to the Merger Agreement.

        At the effective time of the Merger, the Digimarc's stock transfer books will be closed and there will be no further registration of transfer of Digimarc common stock. From and after the effective time of the Merger, all holders of Shares will cease to have any rights with respect to the Shares other than the right to receive the Merger Consideration pursuant to the Merger Agreement.

  Lost Stock Certificates

        If any Digimarc stock certificates have been lost, stolen or destroyed, Computershare will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder claiming a certificate to be lost, stolen or destroyed, the Merger Consideration payable pursuant to the Merger Agreement. However, L-1 may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, require the holder of lost, stolen or destroyed certificates to deliver a bond at the holder's expense in an amount that it may reasonably direct as indemnity against any claim that may be made against L-1 with respect to the certificates alleged to have been lost, stolen or destroyed.

  Representations and Warranties

        The Merger Agreement contains representations and warranties of L-1, Purchaser and Digimarc made to and solely for the benefit of each other regarding aspects of their respective businesses, financial conditions, subsidiaries and structures, as well as other facts pertinent to the Offer and the Merger. The assertions embodied in Digimarc's representations and warranties are also qualified by information contained in (1) confidential disclosure schedules provided by Digimarc to L-1 and Purchaser in connection with signing the original merger agreement among L-1, Purchaser and Digimarc on March 23, 2008, which we refer to as the Original Merger Agreement, and (2) a supplemental disclosure letter provided by Digimarc in connection with the signing of the Merger Agreement that modifies, qualifies and creates exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (1) they were made only as of June 29, 2008 or a prior specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, (3) in Digimarc's case they are modified in important respects by the underlying disclosure schedules and supplemental disclosures and (4) they are qualified by certain disclosures in Digimarc's and L-1's respective Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, Annual Report on Form 10-K for the year ended December 31, 2007 and Proxy Statement for their 2008 annual meeting of stockholders. Digimarc's disclosure schedules contain information that has been included in prior public disclosures, as well as non-public information. In addition, information concerning the subject matter of the representations and warranties may have changed since June 29, 2008, which subsequent information may or may not be fully reflected in Digimarc's or L-1's public disclosures.

        The various representations and warranties made by L-1, Purchaser and Digimarc in the Merger Agreement are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). See below in "Material Adverse Effect Definition" for a description of the meaning of Material Adverse Effect. Representations and warranties made by each of L-1, Purchaser and Digimarc in the Merger Agreement relate to the following subject matters:

  •
  corporate organization, good standing, qualifications to do business, corporate standing and corporate power;

  •
  corporate authority and authorization to enter into, and the enforceability of, the Merger Agreement;

  •
  absence of any conflict with, or defaults under, the organizational documents and other documents of L-1, Purchaser, Digimarc or their respective subsidiaries and applicable laws as a result of entering into and completing the transactions contemplated by the Merger Agreement;

  •
  governmental and regulatory approvals required to complete the Offer, the Merger, the Spin-Off, and the other transactions contemplated thereby;

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  filings and reports with the SEC;

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  financial statements;

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  legal proceedings;

  •
  compliance with applicable laws;

  •
  possession of and compliance with permits required for the operation of business;

  •
  accuracy of information supplied in the Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and the proxy/information statement relating to the Merger;

  •
  payments to and engagement letters with brokers and other advisors; and

  •
  no other brokers or other advisors.

        In addition, Digimarc made representations and warranties regarding:

  •
  ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to the capital stock of any subsidiary;

  •
  absence of any violation of the charter, bylaws and similar organizational documents of Digimarc and its subsidiaries, and such documents being in full force and effect;

  •
  capitalization;

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  approvals by the board of directors;

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  requirements for adoption of the Merger Agreement by Digimarc stockholders;

  •
  internal controls and procedures;

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  compliance with the Sarbanes-Oxley Act of 2002, Section 13(b) of the Exchange Act and the rules and regulations of Nasdaq;

  •
  absence of certain undisclosed liabilities;

  •
  absence of joint venture, off-balance sheet, partnership or other arrangements;

  •
  absence of any Material Adverse Effect in its business between December 31, 2007 and June 29, 2008, the date of the Merger Agreement, and the absence of certain other changes and events since December 31, 2007;

  •
  tax matters;

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  employee benefit plans and labor relations;

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  environmental matters;

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  material contracts and absence of breaches thereof;

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  contracts with governmental authorities;

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  properties;

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  intellectual property;

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  insurance, claims and warranties;

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  affiliate transactions;

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  the opinion of Digimarc's financial advisor;

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  inapplicability of state takeover statutes to the Merger;

  •
  compliance with export control laws;

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  no material customer or supplier having given written notice of a termination, suspension, material reduction or other material adverse change in the business relationship and no actual material adverse change;

  •
  compliance with the Foreign Corrupt Practices Act;

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  stockholder rights plans; and

  •
  compliance with certain covenants of the Original Merger Agreement.

        In addition, L-1 and Purchaser made representations and warranties regarding:

  •
  ownership of Purchaser;

  •
  sufficiency of funds, through the expiration of the Offer and the effective time of the Merger, to pay for any Shares tendered pursuant to the Offer and to complete the Merger;

  •
  no requirement for a vote of L-1's stockholders to complete the transactions contemplated by the Merger Agreement; and

  •
  no ownership of Digimarc's common stock.

        The representations and warranties contained in the Merger Agreement will not survive the Merger, but they form the basis of certain conditions to L-1's and Digimarc's obligations to complete the Offer.

  Material Adverse Effect Definition

        Many of Digimarc's, L-1's and Purchaser's representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, the term "Material Adverse Effect" when used in connection with an entity, means any change, event, occurrence or effect that is materially adverse to the business, properties, assets, results of operations or financial condition of Digimarc or L-1, as applicable, and its subsidiaries, taken as a whole; provided, however, that none of the following will constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following will constitute, a Material Adverse Effect:

  •
  changes generally affecting:

  •
  the industries in which Digimarc or L-1, as applicable, and its subsidiaries operate that do not adversely affect Digimarc or L-1, as applicable, and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in such industries; or

  •
  the economy or the capital markets, in each case, in the United States that do not adversely affect Digimarc or L-1, as applicable, and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which Digimarc or L-1, as applicable, and its subsidiaries operate;

  •
  changes after June 29, 2008, the date of the Merger Agreement, in law or in accounting principles generally accepted in the United States, which we refer to as U.S. GAAP, that do not adversely affect Digimarc or L-1, as applicable, and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which Digimarc or L-1, as applicable, and its subsidiaries operate;

  •
  the negotiation, execution, announcement or performance of the Merger Agreement or the completion of the transactions contemplated thereby;

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  acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism that do not adversely affect Digimarc or L-1, as applicable, and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which Digimarc or L-1, as applicable, and its subsidiaries operate;

  •
  earthquakes, hurricanes, tornados or other natural disasters that do not adversely affect Digimarc or L-1, as applicable, and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which Digimarc or L-1, as applicable, and its subsidiaries operate;

  •
  any decline in the market price, or change in trading volume, of the capital stock of Digimarc or L-1, as applicable; provided, that any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in any of the other exceptions to the definition of Material Adverse Effect will be taken into account in determining whether a Material Adverse Effect has occurred; or

  •
  the suspension of trading generally on the NYSE or Nasdaq.

  Covenants of Digimarc

        Except as expressly permitted by the Merger Agreement or required by law, Digimarc has agreed that, until the earlier of the time when L-1's designees constitute a majority of Digimarc's board of directors or the Merger Agreement is terminated, it will, and will cause each of its subsidiaries to:

  •
  conduct its business in the ordinary course consistent with past practice;

  •
  comply in all material respects with applicable laws and the requirements of all material contracts (except for obligations under such agreements disputed by Digimarc in good faith);

  •
  use commercially reasonable efforts to:

  •
  maintain and preserve intact its business organization,;

  •
  maintain and preserve the goodwill of its business relationships, to the end unimpaired at such time as L-1 designees constitute a majority of Digimarc's board of directors; and

  •
  retain the services of its present officers and key employees;

  •
  keep in full force and effect all material insurance policies (other than changes to such policies made in the ordinary course of business);

  •
  maintain its books, accounts and records in the ordinary course of business;

  •
  continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (except for discounts made in the ordinary course of business consistent with past practice); and

  •
  comply with all contractual and other obligations applicable to its operations (except for obligations disputed by Digimarc in good faith).

        Digimarc has agreed that, until the earlier of the time when L-1's designees constitute a majority of Digimarc's board of directors or the Merger Agreement is terminated, or except (1) as expressly permitted by the Merger Agreement, (2) as permitted with respect to certain transactions in the ordinary course of business related exclusively to Digimarc's digital watermarking business, (3) as required by law or (4) with L-1's prior written consent, Digimarc and its subsidiaries will not:

  •
  except in connection with the Spin-Off, issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests; provided, that it may issue Shares upon the exercise of stock options outstanding on June 29, 2008;

  •
  except in connection with the Spin-Off:

  •
  redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests;

    •
    declare, pay dividends on or make any other distribution in respect of any shares of its capital stock, or otherwise make any payments to its stockholders in their capacity as such; or

    •
    split, combine, subdivide or reclassify any shares of its capital stock;

  •
  except in connection with the Spin-Off and as set forth in the Merger Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of Digimarc's 1995 Stock Incentive Plan, Restated 1999 Stock Plan, 2000 Non-Officer Employee Stock Incentive Plan or 1999 Non-Employee Director Option Program;

  •
  incur, assume or guarantee any indebtedness or issue or sell any debt securities or rights to acquire any debt securities (other than borrowings from Digimarc by a direct or indirect wholly-owned subsidiary in the ordinary course of business consistent with past practice);

  •
  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its material properties or assets, except:

  •
  sales of inventory in the ordinary course of business consistent with past practice;

  •
  pursuant to contracts in force on June 29, 2008;

  •
  in connection with the Spin-Off; or

  •
  dispositions of obsolete or worthless assets;

  •
  make any capital expenditure or expenditures which involve the purchase of real property or are not contemplated by Digimarc's 2008 capital expenditure plan, other than capital expenditures in the ordinary course of business in connection with the performance of Digimarc's government contracts;

  •
  directly or indirectly acquire:

  •
  any entity or division, business or equity interest of any entity; or

  •
  except in the ordinary course of business consistent with past practice and as permitted under the Merger Agreement, any assets that, individually, have a purchase price in excess of $1,000,000 or, in the aggregate, have a purchase price in excess of $2,000,000;

  •
  make any investment in, or loan or advance to, any person other than a direct or indirect wholly-owned subsidiary in the ordinary course of business;

  •
  terminate any material contract or, other than in the ordinary course of business consistent with past practice, enter into or amend any material contract or enter into, terminate or amend any other contract that is material to Digimarc and its subsidiaries taken as a whole;

  •
  enter into or extend the term or scope of any contract that purports to restrict Digimarc or any existing or future subsidiary or affiliate from engaging in any line of business or in any geographic area;

  •
  amend or modify any of the engagement letters;

  •
  enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, completion of the transactions contemplated by the Merger Agreement and related agreements;

  •
  release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement; provided, that Digimarc may release the provisions of such agreement only to the extent required to engage in discussions or provide information as permitted and described below in "Non-Solicitation by Digimarc" and "Termination in Connection with a Superior Proposal";

  •
  increase the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment-related agreement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate, other than:

  •
  as required pursuant to applicable law or the terms of the certain agreements;

  •
  increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice; and

  •
  payments of prorated bonuses and contributions to, or benefits under, the employee benefit plans in effect on June 29, 2008;

  •
  make or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

  •
  make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in U.S. GAAP or applicable law;

  •
  amend the organizational documents of Digimarc or any of its subsidiaries;

  •
  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

  •
  pay, discharge, settle or satisfy any claims, liabilities or obligations, other than those reflected or reserved against in Digimarc's most recent consolidated financial statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

  •
  settle or compromise any litigation, proceeding or investigation material to Digimarc and its subsidiaries taken as a whole; or

  •
  agree to take any of the foregoing actions or take any action or agree to take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in the Merger Agreement and described below in "Conditions to Completion of the Merger."

  Proxy/Information Statement; Other Filings; Form 10; Stockholder Meeting

        If approval of Digimarc's stockholders is required under the DGCL in order to complete the Merger other than pursuant to a short-form merger in accordance with Section 253 of the DGCL, as promptly as reasonably practicable following the later of the Acceptance Time or the termination of any subsequent offering period relating to the Offer, Digimarc has agreed to prepare and, after consultation with L-1, file with the SEC a proxy/information statement. Digimarc and L-1 have agreed to (1) prepare and, after consultation with each other, file with the SEC all other filings required in connection with the transactions contemplated by the Merger Agreement and (2) each use its reasonable best efforts to have the proxy/information statement cleared by the SEC as promptly as reasonably practicable after such filing. Digimarc has agreed to use commercially reasonable efforts to cause the proxy/information statement to be mailed to Digimarc's stockholders as promptly as reasonably practicable after it is cleared by the SEC. Digimarc will, and will cause DMRC Corporation to, use its reasonable best efforts to have the Registration Statement on Form 10 which relates to DMRC Corporation's shares of common stock to be issued in connection with the Spin-Off, declared effective under the Exchange Act as promptly as practicable after June 29, 2008 and to keep it effective for so long as necessary to complete the Spin-Off.

        If, following the Acceptance Time, approval of Digimarc's stockholders is required under the DGCL in order to complete the Merger other than pursuant to Section 253 of the DGCL, Digimarc has agreed to, in accordance with Digimarc's certificate or incorporation and bylaws and upon L-1's written request, promptly convene and hold as soon as reasonably practicable following the date upon which the proxy/information statement is cleared by the SEC, a meeting of Digimarc's stockholders, or, if applicable, make arrangements for Digimarc's stockholders to act by written consent as soon as reasonably practicable, in each case, for the sole purpose of seeking the affirmative vote to adopt the Merger Agreement by the holders of a majority of the outstanding Shares and include in the proxy/information statement Digimarc's board of directors' recommendation that Digimarc's stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.

        L-1 and Purchaser have agreed to vote (including, if applicable, by way of action by written consent) all Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective subsidiaries as of the applicable record date) in favor of the adoption of the Merger Agreement in accordance with the DGCL at the meeting of Digimarc's stockholders or otherwise. L-1 has agreed to vote all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of the Merger Agreement in accordance with the DGCL.

        L-1 and Purchaser may request that Digimarc's board of directors make arrangements to cause the action required to be taken at a meeting of Digimarc's stockholders for the adoption of the Merger Agreement to be taken by written consent without a meeting, and Digimarc's board of directors has agreed to make such arrangements, if and to the extent such action by written consent (1) is permitted under the DGCL and Digimarc's certificate of incorporation and bylaws and (2) would not impede, interfere with, hinder or delay the adoption of the Merger Agreement by Digimarc's stockholders or the completion of the Merger and in the event that Purchaser will acquire at least 90% of the issued and outstanding Shares pursuant to the Offer or otherwise, each of L-1, Purchaser and Digimarc has agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Digimarc's stockholders, in accordance with Section 253 of the DGCL.

  Non-Solicitation by Digimarc

        Digimarc will, and will cause its subsidiaries and their respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any party conducted prior to June 29, 2008 with respect to a Takeover Proposal (as defined in this Offer to Purchase).

        From June 29, 2008 until the earlier of the termination of the Merger Agreement and the Acceptance Time, Digimarc will not, and will cause its subsidiaries and their respective representatives not to, directly or indirectly:

  •
  knowingly solicit, knowingly initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal;

  •
  participate in any discussions or negotiations with any third party regarding any Takeover Proposal; or

  •
  enter into any agreement related to any Takeover Proposal.

        However, if Digimarc receives an unsolicited, bona fide written Takeover Proposal after June 29, 2008, then Digimarc may, at any time prior to the Acceptance Time:

  •
  furnish information with respect to Digimarc and its subsidiaries pursuant to a confidentiality agreement containing customary limitations and with terms no less favorable than those of the confidentiality agreement in place between L-1 and Digimarc; provided, that:

  •
  such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Digimarc and may not restrict Digimarc from complying with the rest of its non-solicitation obligations;

  •
  Digimarc advises L-1 of all non-public information delivered to the third party and contemporaneously furnishes to L-1 all such information furnished to the third party to the extent not previously furnished to L-1; and

  •
  Digimarc provides L-1 with a correct and complete copy of any confidentiality agreement entered into with the third party within 24 hours of the execution thereof; and

  •
  participate in discussions and negotiations with the third party regarding such Takeover Proposal.

        Digimarc may take the above actions only if:

  •
  Digimarc's board of directors reasonably determines in good faith that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in this Offer to Purchase);

  •
  Digimarc's board of directors determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

  •
  Digimarc provides L-1 with not less than 24 hours written notice of its intention to take such actions.

        A "Takeover Proposal" means any inquiry, proposal or offer, other than the transactions contemplated by the Merger Agreement and related agreements by a third party, other than L-1 and its subsidiaries, relating to any:

  •
  direct or indirect acquisition of the assets of Digimarc and its subsidiaries equal to 20% or more of the Digimarc's consolidated assets or to which 20% or more of Digimarc's revenues on a consolidated basis are attributable;

  •
  direct or indirect acquisition of beneficial ownership of 20% or more of any class of Digimarc equity securities;

  •
  tender offer or exchange offer that if completed would result in any third party beneficially owning 20% or more of any class of Digimarc equity securities; or

  •
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Digimarc or any of its subsidiaries.

        A "Superior Proposal," means a written Takeover Proposal on terms and conditions which Digimarc's board of directors determines in its good faith and reasonable judgment (after consultation with outside legal counsel and its financial advisor) to be more favorable to Digimarc's stockholders from a financial point of view than the Merger and other transactions contemplated by the Merger Agreement; provided, however, that for purposes of the definition of "Superior Proposal," the references to 20% in the definition of Takeover Proposal will be deemed to be references to 50%.

        Digimarc has agreed to notify L-1, orally and in writing, promptly (and in no event later than 24 hours after receipt) of any proposal, offer, inquiry or other contact, any information request, or any discussions or negotiations sought in respect of any Takeover Proposal. The Digimarc notice to L-1 will provide:

  •
  the identity of the person or group making such proposal, offer, inquiry or other contact;

  •
  the terms and conditions of any proposals or offers or the nature of any inquiries or contacts; and

  •
  a copy of any written materials received from such person or group relating to such proposal, offer, inquiry or request.

        Digimarc has further agreed to promptly keep L-1 fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and to provide copies of any additional written materials received) and of the status of any such discussions or negotiations. Finally, Digimarc has agreed that neither it nor any of its subsidiaries will enter into any agreement that would prohibit them from providing such information to L-1.

  Termination in Connection with a Superior Proposal

        Digimarc's board of directors has unanimously resolved to recommend that its stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement, subject to the ability of Digimarc's board of directors to change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) to Digimarc's stockholders a Takeover Proposal in certain circumstances under the Merger Agreement as described in this Offer to Purchase.

        Digimarc has agreed that its board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

  •
  withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to L-1, Digimarc's board of directors' recommendation that Digimarc's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement and the transactions contemplated by the Merger Agreement;

  •
  approve or recommend (or publicly propose to approve or recommend) a Takeover Proposal to Digimarc's stockholders; or

  •
  cause or authorize Digimarc or its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement permitted by the Merger Agreement).

        Notwithstanding these restrictions but subject to Digimarc's obligations to provide certain information to and to negotiate in good faith with L-1 and to take certain actions in connection with Superior Proposals, each as described in this Offer to Purchase, at any time prior to the Acceptance Time, Digimarc's board of directors may withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to L-1 its recommendation that Digimarc's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement or approve or recommend (or publicly propose to approve or recommend) a Takeover Proposal to Digimarc's stockholders if Digimarc's board of directors:

  •
  receives a Takeover Proposal that has not been withdrawn;

  •
  determines in good faith, after consultation with outside legal counsel and its financial advisor, that the Takeover Proposal constitutes a Superior Proposal; and

  •
  determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

        Digimarc and its board of directors may not withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to L-1, Digimarc's board of directors' recommendation that Digimarc's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement or approve or recommend (or publicly propose to approve or recommend) a Takeover Proposal to Digimarc's stockholders with respect to a Superior Proposal unless:

  •
  Digimarc has complied in all material respects with the provisions in the Merger Agreement regarding the restrictions on its ability to solicit proposals or offers and the ability of Digimarc's board of directors to change its recommendation and related provisions;

  •
  Digimarc has provided L-1 written notice that it intends to take such action and describing the terms and conditions of the Superior Proposal that is the basis of such action and including a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents;

  •
  during the five business day period following L-1's receipt of the notice described in the previous bullet, Digimarc has negotiated, and has caused its financial and legal advisors to negotiate, in good faith with L-1 and Purchaser (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

  •
  after such five business day period, Digimarc's board of directors has determined in good faith, taking into account any changes to the terms of the Merger Agreement proposed by L-1 to Digimarc, that the Superior Proposal giving rise to the notice continues to constitute a Superior Proposal.

        Any amendment to the financial terms or any other material amendment of such Superior Proposal will require a new written notice and will require that Digimarc comply again with the foregoing requirements.

        In order to enter into an acquisition agreement with respect to a Superior Proposal, Digimarc must terminate the Merger Agreement in accordance with the terms of the Merger Agreement. For additional information, see below in "Termination of the Merger Agreement" and "Termination Fees and Expenses."

        Notwithstanding these restrictions, subject to certain conditions, Digimarc's board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

  Reasonable Best Efforts

        Subject to the terms and conditions set forth in the Merger Agreement, L-1 and Digimarc have agreed to cooperate with each other and to use their respective reasonable best efforts to:

  •
  promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions of the Offer and the Merger to be satisfied as promptly as practicable and to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement and related agreements, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

  •
  promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement;

  •
  ensure that no state takeover statute or similar law is or becomes applicable to the transactions contemplated by the Merger Agreement and, if any state takeover statute or similar law becomes applicable to the transactions contemplated by the Merger Agreement, to take all action necessary to ensure that the transactions contemplated by the Merger Agreement may be completed as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such law on the transactions contemplated by the Merger Agreement;

  •
  cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the Merger Agreement, including any proceeding initiated by a private party; and

  •
  keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental authority and of any material communication received or given in connection with any proceeding by a private party.

        In addition, Digimarc has agreed not to, without L-1's prior written consent, commit to any divestiture transaction or agree to any restriction on its business.

  The Spin-Off

        L-1 and Digimarc have agreed to, and to cause their affiliates to, promptly following the execution and delivery of the Merger Agreement, execute and deliver the agreements to be entered into in connection with the Spin-Off, which we refer to as the Spin-Off Agreements. Prior to the later of the initial Expiration Date and the latest extended Expiration Date, if any, preceding the Acceptance Time, such later date which we refer to as the Target Spin-Off Date, Digimarc has agreed to, in accordance with the terms and conditions of the Spin-Off Agreements, complete the Restructuring (as defined in this Offer to Purchase). If DMRC Corporation's Registration Statement on Form 10 is then effective under the Exchange Act, immediately prior to the expiration of the Offer period on the Target Spin-Off Date, Digimarc will, in accordance with the terms and conditions of the Spin-Off Agreements, effect a distribution of 100% of DMRC LLC's interests to the holders of Shares on the Spin-Off Record Date.

        If (1) the Registration Statement on Form 10 is not effective under the Exchange Act immediately prior to the expiration of the Offer period on the Target Spin-Off Date and (2) L-1 and Digimarc are reasonably satisfied that no governmental authority with oversight of the Trust Transfer and the Spin-Off will object to such transactions, Digimarc will, in accordance with the terms and conditions of the Spin-Off Agreements and immediately prior to the expiration of the Offer period on the Target Spin-Off Date, transfer 100% of DMRC LLC's interests to a newly-formed trust and such trust will hold such interests of DMRC LLC on behalf of holders of Shares on the Spin-Off Record Date until such time as the Registration Statement on Form 10 is declared effective under the Exchange Act and, immediately after the Registration Statement on Form 10 is declared effective, complete the Spin-Off.

        For all U.S. federal and applicable state and local income tax purposes, we and Digimarc will treat the Trust Transfer as a transfer of the DMRC LLC interests to Digimarc's stockholders followed by a transfer of such interests by such stockholders to the trust, and such Digimarc stockholders will be treated as the grantors and owners of such interests held in the trust pursuant to Section 677 of the Code and the trust shall be treated as a liquidating trust within the meaning of Treasury Regulations

Section 301.7701-4(d). The trustees shall value, or cause to be valued, the DMRC LLC interests and notify Digimarc's stockholders in writing of such valuation.

        L-1 and Digimarc have agreed to cooperate in good faith and use their reasonable best efforts to obtain reasonably satisfactory assurances from any governmental authority with oversight of the Trust Transfer and the Spin-Off that it will not object to such transactions.

        On the day prior to the Target Spin-Off Date, L-1 will provide notice to Digimarc as to whether the Minimum Condition will be satisfied on the Expiration Date and confirming L-1's and Purchaser's intention to accept for payment the Shares that have been tendered pursuant to the Offer, subject only to satisfaction of the conditions of the Offer other than the Minimum Condition. If DMRC Corporation's Registration Statement on Form 10 is effective or L-1 and Digimarc have received the assurances discussed above, then immediately following the receipt of such notice, Digimarc will effect the Spin-Off or the Trust Transfer so that such transaction, as applicable, will be completed prior to the Target Spin-Off Date.

  Employee Matters

        For a period of at least one year following the Merger, L-1 has agreed to provide to Digimarc employees who continue employment with L-1 or its subsidiaries (including the surviving corporation) employee benefits (excluding any equity-based plan and retention agreements) that are the same as those provided to similarly situated employees of L-1 or, in the aggregate, are no less favorable to the continuing employees than those in effect under Digimarc's employee benefit plans.

        For purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits and all other purposes (but not for purposes of benefit accrual under any defined benefit plan), service with Digimarc and its subsidiaries (or predecessor employers to the extent Digimarc provides past service credit) will be treated as service with L-1 and its subsidiaries.

        With respect to welfare benefit plans, L-1 will (1) waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding Digimarc welfare benefit plan and (2) recognize any deductible, co-payment and out-of-pocket maximums paid by the continuing employee under the corresponding Digimarc welfare benefit plan during the calendar year in which occurs the later of the effective time of the Merger and the date on which such continuing employee begins participation in the L-1 welfare benefit plan.

        At and after the effective time of the Merger Agreement, L-1 will be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A Qualified Beneficiaries (as defined in the Merger Agreement), other than those employed by DMRC Corporation.

        From June 29, 2008 until the earlier of the termination of the Merger Agreement or the effective time of the Merger, Digimarc has agreed not to issue any broadly distributed communication of a general nature to employees without first consulting with, and considering in good faith any comments or suggestions made by, L-1, except for communications in the ordinary course of business that do not relate to the transactions contemplated by the Merger Agreement.

        Digimarc will take all action necessary to cause all rights outstanding under the ESPP to be terminated as soon as practicable. Upon termination, all accumulated payroll deductions allocated to a participant's account under the ESPP will be returned to the participant as provided by the terms of the ESPP and no Shares will be purchased under the plan for such offering period. Digimarc will not commence a new offering period under the ESPP after June 29, 2008, the date of the Merger Agreement. No later than the close of business on the day immediately prior to the Spin-Off Record

Date, Digimarc will have terminated the ESPP and provided such notice of termination as may be required by the terms of the ESPP.

  Indemnification and Insurance

        L-1 has agreed to cause the surviving corporation to assume the obligations associated with all rights of the individuals who on or prior to the effective time of the Merger were directors or officers of Digimarc or any of its subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger. Such indemnification will be provided to the same extent such persons are entitled to be indemnified pursuant to the respective certificate of incorporation or bylaws (or comparable organizational document), as applicable, of Digimarc or any of its subsidiaries as of June 29, 2008, and any indemnification agreements or arrangements, which will survive the Merger and will continue in full force and effect in accordance with their terms. The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification that are at least as favorable to the indemnified parties as those in Digimarc's certificate of incorporation and bylaws on June 29, 2008, and such provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnified parties.

        Under the terms of the Merger Agreement, the surviving corporation will also, for a period of six years after the completion of the Merger, maintain the directors' and officers' liability insurance policies currently maintained by Digimarc to cover acts or omissions occurring at or prior to the effective time of the Merger for those individuals who are covered by Digimarc's current directors' and officers' liability insurance policies, on terms with respect to such coverage and amount no less favorable to such individuals as Digimarc's policies in effect on June 29, 2008; provided, however, that if the aggregate annual premiums for such insurance exceeds 150% of the current aggregate annual premium, then L-1 will provide or cause to be provided policies for the applicable individuals with the best coverage as will then be available at an annual premium of 150% of the current aggregate annual premium. Alternatively, with the consent of L-1, which consent will not be unreasonably withheld, Digimarc may purchase "tail" insurance coverage covering a period of six years after the effective time of the Merger, at a cost no greater than that set forth in the preceding sentence, that provides coverage identical in all material respects to the coverage described above.

  Board of Directors and Management Following the Merger

        Digimarc has agreed to cause each of the directors and officers of Digimarc and its subsidiaries, in each case, to the extent requested by L-1 and no less than 10 business days prior to the closing of the Merger, to submit a letter of resignation or otherwise be removed as a director or an officer, as the case may be, effective on or before the closing date of the Merger.

        The directors and officers of Purchaser immediately prior to the effective time of the Merger will be the initial directors and officers, respectively, of the surviving Digimarc corporation. Information about changes in Digimarc's board of directors following completion of the Offer is set forth in Section 13—"Purpose of the Offer; Plans for Digimarc."

  Other Covenants

        The Merger Agreement contains a number of other covenants by L-1 and Digimarc, including:

  •
  Public Announcements.    L-1 and Digimarc have agreed not to issue any press release or make any other public announcement with respect to the Offer, the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior consent of the other party, unless otherwise required by any applicable law or listing agreement with the NYSE or

    Nasdaq (in which case the party who determined that a release is required will not do so without prior consultation with the other party).

  •
  Access to Information.    Each party has agreed to afford the other party and its representatives reasonable access during normal business hours to its properties, commitments, books, contracts, records and correspondence, officers, employees, accountants, counsel, financial advisors and other representatives. Each party has also agreed to furnish promptly to the other party:

  •
  prior to filing, a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws and a copy of any communication (including "comment letters") received by such party from the SEC concerning compliance with securities laws; and

  •
  all other information concerning its and its subsidiaries' business, properties and personnel as the other party may reasonably request.

    In addition, Digimarc has agreed to cooperate with L-1 to the extent L-1 engages a third party to study the availability of Digimarc's net operating losses to offset any gain resulting from the Spin-Off.

    Except as permitted by the terms of the confidentiality agreement in place between L-1 and Digimarc, the receiving party will hold information received from the disclosing party in confidence in accordance with the terms of such confidentiality agreement.

  •
  Notification of Certain Matters.    L-1 and Digimarc each agreed to give prompt notice to the other of:

  •
  any notice or other communication received by such party from any governmental authority in connection with the transactions contemplated by the Merger Agreement or from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by the Merger Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Digimarc, the surviving corporation or L-1;

  •
  any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the transactions contemplated by the Merger Agreement;

  •
  any fact or circumstance, or the occurrence or non-occurrence of any event which would cause any representation or warranty made by such party in the Merger Agreement that is qualified as to materiality or material adverse effect to be untrue and any representation or warranty that is not so qualified to be untrue in any material respect; and

  •
  any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement.

  •
  Securityholder Litigation.    Digimarc has agreed to give L-1 the opportunity to participate in the defense or settlement of any securityholder litigation against Digimarc and/or its directors relating to the transactions contemplated by the Merger Agreement and not to enter into such a settlement without L-1's prior consent.

  •
  Fees and Expenses.    Other than the termination fees described below in "Termination Fees and Expenses," all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is completed; provided, however, that any such fees and expenses incurred by Digimarc not paid or satisfied immediately prior to the Acceptance Time will be transferred to and assumed by, and will become the obligations of, DMRC Corporation in connection with the Spin-Off.

  •
  Rule 16b-3.    Prior to the effective time of the Merger, Digimarc and L-1 have agreed to take all such steps as may be reasonably requested to cause dispositions of Digimarc equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a Digimarc director or officer in order to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

  •
  Rights Plan.    Digimarc will not redeem its rights or amend or modify or terminate that certain Rights Agreement, dated as of November 16, 2004, which we refer to as the Rights Agreement, between Digimarc and Equiserve Trust Company, N.A. (now known as Computershare), as rights agent, prior to the effective time of the Merger.

  Conditions to the Completion of the Merger

        The obligations of L-1, Purchaser and Digimarc to complete the Merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the Merger:

  •
  if the adoption of the Merger Agreement by Digimarc's stockholders is required by the DGCL, the holders of a majority of the outstanding Shares will have adopted the Merger Agreement by affirmative vote; provided that L-1, Purchaser and their respective affiliates will have voted all of their Shares in favor of adopting the Merger Agreement;

  •
  Purchaser will have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer;

  •
  no law, injunction, judgment or ruling that enjoins, restrains, prevents or prohibits or renders illegal the completion of the Merger will be in effect; and

  •
  the Spin-Off or the Trust Transfer will have occurred prior to (i) the initial Expiration Date or (ii) the latest extended Expiration Date, if any, preceding the Acceptance Time.

        In addition to the conditions for all parties to the Merger Agreement, Digimarc's obligation to complete the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the condition that L-1 has complied in all material respects with its obligations to deposit cash in an amount sufficient to pay the aggregate Merger Consideration with the exchange agent.

        Although the parties have the right to waive conditions to the Merger (other than as required by law), we are not aware of any circumstance in which L-1 or Digimarc would waive any of the closing conditions described above.

  Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

  •
  by mutual written consent of Digimarc and L-1, duly authorized by each of their respective boards of directors;

  •
  by either Digimarc or L-1:

  •
  if the Acceptance Time has not occurred on or before December 31, 2008 or the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased thereunder; unless the reason the Acceptance Time did not occur or the Offer was terminated or withdrawn was primarily due to the failure of the party seeking to terminate to perform any of its obligations under the Merger Agreement; or

    •
    if there is in effect a final and non-appealable law, injunction, judgment or ruling that has the effect of making the acceptance for payment of Shares pursuant to the Offer or the completion of the Merger illegal or otherwise preventing or prohibiting completion of the Offer or the Merger; unless the issuance of such law, injunction, judgment or ruling was primarily due to the failure of the party seeking to terminate to perform any of its obligations under the Merger Agreement; or

  •
  by L-1:

  •
  if, prior to the Acceptance Time, Digimarc has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause certain conditions of the Offer not to be satisfied and which cannot be cured by December 31, 2008 or, if capable of being cured, is not cured within 30 days after receipt of L-1's written notice to Digimarc of its intention to terminate the Merger Agreement, except that L-1 may not terminate the Merger Agreement due to such breach or failure by Digimarc if L-1 is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement;

  •
  if:

  •
  Digimarc's board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to L-1, Digimarc's board of directors' recommendation that Digimarc's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement;

  •
  Digimarc's board of directors approves or recommends (or publicly proposes to approve or recommend) a Takeover Proposal to Digimarc's stockholders;

  •
  a tender offer or exchange offer for shares of Digimarc's capital stock that constitutes a Takeover Proposal is commenced prior to the Acceptance Time and Digimarc's board of directors fails to recommend the rejection of such tender offer or exchange offer by Digimarc's stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Digimarc's stockholders, which will constitute a failure to recommend the rejection of such tender offer or exchange offer) within 10 business days after commencement; or

  •
  Digimarc enters into a definitive agreement with respect to any Takeover Proposal; or

  •
  by Digimarc:

  •
  if, prior to the Acceptance Time, L-1 or Purchaser has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would reasonably expected to prevent L-1 or Purchaser from accepting for payment or paying for Shares pursuant to the Offer or completing the Merger in accordance with the terms of the Merger Agreement and which cannot be cured by December 31, 2008 or, if capable of being cured, is not cured within 30 days after receipt of Digimarc's written notice to L-1 of Digimarc's intention to terminate the Merger Agreement due to such breach or failure, except that Digimarc may not terminate the Merger Agreement due to such breach or failure if Digimarc is then in material breach of any representations, warranties, covenants or other agreements under the Merger Agreement;

  •
  subject to the provisions of the Merger Agreement regarding extensions of the Offer period, if all of the conditions of the Offer have been satisfied and L-1 or Purchaser fails to, as promptly as practicable on the later of (1) the earliest date as of which Purchaser is permitted under applicable law to accept for payment Shares tendered pursuant to the Offer and (2) the earliest date as of which each of the conditions of the Offer have been satisfied or waived, comply with any of their respective obligations to accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn);

    •
    prior to obtaining the approval by Digimarc's stockholders of the adoption of the Merger Agreement, if required by applicable law, in order to enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal, if:

    •
    Digimarc has complied with the notice and negotiation requirements described above in "Termination in Connection with a Superior Proposal"; and

    •
    prior to or concurrently with such termination, Digimarc pays to L-1 the termination fee as described in this Offer to Purchase in "Termination Fees and Expenses."

  Termination Fees and Expenses

        Termination Fee.    Digimarc will be obligated to pay L-1 a termination fee of $10,850,000 if the Merger Agreement is terminated in any of the following circumstances:

  •
  if all of the following events occur:

  •
  a Takeover Proposal has been made known to Digimarc or has been made directly to Digimarc's stockholders generally or any third party has publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal;

  •
  following such disclosure or communication, the Merger Agreement is terminated by L-1 or Digimarc because the Acceptance Time has not occurred on or before December 31, 2008 or the Offer is terminated or withdrawn without any Shares being purchased, or by L-1 because of Digimarc's material breach or failure, prior to the Acceptance Time, to perform Digimarc's representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause certain conditions of the Offer not to be satisfied and which cannot be cured by December 31, 2008 or, if capable of being cured, is not cured within 30 days after receipt of L-1's written notice to Digimarc of its intention to terminate the Merger Agreement due to such breach or failure; and

  •
  within 12 months following the date the Merger Agreement is terminated, Digimarc enters into a definitive agreement with respect to, or completes, a transaction contemplated by any Takeover Proposal (the occurrence of the foregoing events, which we collectively refer to as the Entry Into a Takeover Proposal);

  •
  if L-1 terminates the Merger Agreement for any of the following reasons:

  •
  Digimarc's board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to L-1, Digimarc's board of directors' recommendation that Digimarc's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement;

  •
  Digimarc's board of directors approves or recommends (or publicly proposes to approve or recommend) a Takeover Proposal to Digimarc's stockholders;

  •
  a tender offer or exchange offer for shares of Digimarc's capital stock that constitutes a Takeover Proposal is commenced prior to the Acceptance Time and Digimarc's board of directors fails to recommend the rejection of such tender offer or exchange offer by Digimarc's stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Digimarc's stockholders, which will constitute a failure to recommend the rejection of such tender offer or exchange offer) within 10 business days after commencement; or

    •
    Digimarc enters into a definitive agreement with respect to any Takeover Proposal;

  •
  if Digimarc or L-1 terminates the Merger Agreement, following any time at which L-1 was entitled to terminate the Merger Agreement for any of the reasons described in the preceding bullet, because the Acceptance Time has not occurred on or before December 31, 2008 or the Offer is terminated or withdrawn without any Shares being purchased; or

  •
  if Digimarc terminates the Merger Agreement, prior to obtaining the approval by Digimarc's stockholders of the adoption of the Merger Agreement, if required by applicable law, in order to enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal, in accordance with the notice and negotiation requirements described above in "Termination in Connection with a Superior Proposal."

        Digimarc will be obligated to pay L-1 all of L-1's out-of-pocket fees and expenses incurred in connection with the Merger Agreement and performance under the Merger Agreement, up to a cap of $6,000,000, if a Takeover Proposal has been made known to Digimarc or has been made directly to Digimarc's stockholders generally or any third party has publicly announced an intention (whether or not conditional or withdrawn) to make a takeover proposal and thereafter the Merger Agreement is terminated under any of the following circumstances:

  •
  (1) either Digimarc or L-1 terminates because the Acceptance Time has not occurred on or before December 31, 2008 or the Offer is terminated or withdrawn without any Shares being purchased and (2) no termination fee is payable for Entry Into a Takeover Proposal; or

  •
  (1) L-1 terminates because of Digimarc's material breach or failure, prior to the Acceptance Time, to perform Digimarc's representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would cause certain conditions of the Offer not to be satisfied and which cannot be cured by December 31, 2008 or, if capable of being cured, is not cured within 30 days after receipt of L-1's written notice to Digimarc of its intention to terminate the Merger Agreement due to such breach or failure and (2) no termination fee is payable for Entry Into a Takeover Proposal.

        Thereafter, Digimarc will be obligated to pay to L-1 a termination fee of $10,850,000 (net of the amount of expenses previously paid to L-1 pursuant to any of the foregoing circumstances) if Entry Into a Takeover Proposal does occur.

        L-1 will be obligated to pay Digimarc a termination fee of $10,850,000 million if Digimarc terminates the Merger Agreement under the following circumstance:

  •
  if, subject to the provisions of the Merger Agreement regarding extensions of the Offer period, all of the conditions of the Offer have been satisfied and L-1 or Purchaser fails to, as promptly as practicable on the later of (1) the earliest date as of which Purchaser is permitted under applicable law to accept for payment Shares tendered pursuant to the Offer and (2) the earliest date as of which each of the conditions of the Offer have been satisfied or waived, comply with any of their respective obligations to accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn).

        L-1 will be obligated to pay Digimarc all of Digimarc's out-of-pocket fees and expenses incurred in connection with the Merger Agreement and performance under the Merger Agreement, up to a cap of $6,000,000, if Digimarc terminates the Merger Agreement because, prior to the Acceptance Time, L-1 or Purchaser has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure would reasonably expected to prevent L-1 or Purchaser from accepting for payment or paying for Shares pursuant to the

Offer or completing the Merger in accordance with the terms of the Merger Agreement and which cannot be cured by December 31, 2008 or, if capable of being cured, is not cured within 30 days after receipt of Digimarc's written notice to L-1 of Digimarc's intention to terminate the Merger Agreement due to such breach or failure.

        Liability Cap and Limitation on Remedies.    Except in the case of willful breach or fraud, each party's right to receive payment of the termination fee from the other party, as described above in "Termination Fees and Expenses," is such party's sole and exclusive remedy against the other party for any loss or damage suffered as a result of the failure of the Offer or the Merger to be completed. Upon payment of the termination fee, the party paying the fee will have no further liability or obligations relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

        Except as discussed in the foregoing paragraph, L-1 and Digimarc will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

  Amendment; Extension and Waiver

        The Merger Agreement may be amended or supplemented, whether before or after the receipt of approval by Digimarc's stockholders (to the extent required by the DGCL) of the adoption of the Merger Agreement, by written agreement of the parties to the Merger Agreement, by action taken by their respective boards of directors and subject to Section 1.5 of the Merger Agreement. After receipt of the approval by Digimarc's stockholders (to the extend required by the DGCL) of the adoption of the Merger Agreement, however, there will be no amendment or change to the provisions of the Merger Agreement which by law would require further approval by Digimarc's stockholders without such approval.

        At any time prior to the effective time of the Merger, Digimarc or L-1 may, subject to applicable law, and by action taken by their respective board of directors and subject to Section 1.5 of the Merger Agreement, (1) waive any inaccuracies in the representations and warranties of any other party to the Merger Agreement, (2) extend the time for the performance of any of the obligations or acts of any other party to the Merger Agreement or (3) waive compliance by the other party with any of the agreements contained in the Merger Agreement or, except as otherwise provided therein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Digimarc or L-1 in exercising any right under the Merger Agreement will operate as a waiver of such right and no single or partial exercise of such right will preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if in writing signed on behalf of such party.

Amendment of the Rights Agreement by Digimarc and Acknowledged by Computershare (formerly known as EquiServe Trust Company, N.A.)

        In connection with the execution of the Merger Agreement, the Rights Agreement was further amended so that (1) L-1 would not be an "acquiring person" under the rights plan and (2) entering into the Merger Agreement and the completion of the Offer, the Merger and related transactions would not result in the grant of any rights to any person under the Rights Agreement or enable or require any of Digimarc's rights to be exercised, distributed or triggered as a result of the Offer or the Merger.

Support Agreements

        The following description of the amended and restated support agreements, which we refer to as the Support Agreements, is not intended to be complete and is qualified in its entirety by reference to the form of Support Agreement, a copy of which is filed as Exhibit 10.1 to L-1's Current Report on Form 8-K filed by L-1 with the SEC on July 3, 2008. You are encouraged to read the form of Support Agreement in its entirety.

        In connection with the Merger Agreement, Bruce Davis, Michael McConnell, Robert Eckel, Robert Chamness, Reed Stager and Philip Monego, Sr. have entered into the Support Agreements with L-1 pursuant to which each such individual has agreed to tender all of his Shares in connection with the Offer. As of June 27, 2008 these individuals, as a group, beneficially owned approximately 3,313,671 Shares or approximately 13.27% of the total outstanding Shares. Of those Shares, 1,124,145 are the subject of options to purchase Shares which are expected to be exercised on or prior to the Spin-Off Record Date.

12.   The Spin-Off and Related Agreements

The Spin-Off

        Prior to the Expiration Date and as a condition to the Offer and L-1's financing transactions relating to the Offer and the Merger, Digimarc will contribute all of the assets and liabilities related to its digital watermarking business, together with all of Digimarc's cash, to DMRC LLC, the interests of which will be (1) distributed to holders of Shares on the Spin-Off Record Date in the Spin-Off, or (2) pending effectiveness of the Registration Statement on Form 10 filed in connection with the Spin-Off, transferred to a newly created trust for the benefit of holders of Shares on the Spin-Off Record Date. Following the Spin-Off or the Trust Transfer, as applicable, the DMRC Merger will occur and each interest of DMRC LLC will be converted into one share of common stock of DMRC Corporation. If the Trust Transfer occurs, the trust will distribute shares of DMRC Corporation common stock to Digimarc stockholders upon effectiveness of the Registration Statement on Form 10, which DMRC Corporation filed with the SEC on June 23, 2008.

        In the event the Trust Transfer is undertaken, a trust would be established under Delaware law for the benefit of Digimarc's record stockholders as of the Spin-Off Record Date. The trust would hold all of the shares of DMRC Corporation until the Registration Statement on Form 10 is declared effective by the SEC, at which time the shares would be distributed to Digimarc's stockholders as of the Spin-Off Record Date, as beneficiaries of the trust, pro rata in accordance with their ownership of Shares on the Spin-Off Record Date. The DMRC Corporation shares would be the sole asset of the trust, and the sole purpose of the trust would be to hold and distribute those shares in accordance with the foregoing description. The trustees of the trust would be selected from Digimarc's current independent directors, and would have exclusive authority to take actions on behalf of the trust within stated purposes. Beneficial interests in the trust would not be issued in certificated form or otherwise evidenced by separate instruments of any kind, and would not be permitted to trade. Following distribution of the DMRC Corporation shares by the trust to the beneficiaries, the trust would be liquidated.

        For all U.S. federal and applicable state and local income tax purposes, we and Digimarc will treat the Trust Transfer as a transfer of the DMRC LLC interests to Digimarc's stockholders followed by a transfer of such interests by such stockholders to the trust, and such Digimarc stockholders will be treated as the grantors and owners of such interests held in the trust pursuant to Section 677 of the Code and the trust shall be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). The trustees shall value, or cause to be valued, the DMRC LLC interests and notify the stockholders in writing of such valuation.

        Digimarc stockholder approval is not required for the proposed Spin-Off, Trust Transfer or the subsequent DMRC Merger.

        After the Spin-Off, DMRC Corporation will issue to the executive officers of DMRC Corporation shares of DMRC Corporation non-voting preferred stock in the aggregate amount of $50,000.

        The following are summaries of the material provisions of the agreements to be entered into in connection with the Spin-Off. These summaries do not purport to provide a complete and accurate description of these agreements.

Separation Agreement

        Digimarc and DMRC LLC will enter into a separation agreement, which we refer to as the Separation Agreement, to provide for, upon the terms and subject to the conditions set forth in the Separation Agreement, (1) the transfer of specified assets of Digimarc and its subsidiaries to, and the assumption of specified liabilities of Digimarc and its subsidiaries by, DMRC LLC and its subsidiaries, which we refer to as the Restructuring, and (2) the distribution of the interests of DMRC LLC to Digimarc's stockholders, which we refer to as the Distribution. We refer to the Restructuring together with the Distribution as the Separation. Following the DMRC Merger, DMRC Corporation will succeed to all of the rights, interests and obligations of DMRC LLC under the Separation Agreement by operation of law.

  The Restructuring

        On a date prior to the date on which the Distribution will be effected and prior to the Expiration Date, which we refer to as the Distribution Date, and in connection with the Restructuring, DMRC LLC will assume ownership of the following assets of Digimarc, which we refer to as the DMRC Assets:

  •
  any assets used primarily in the operation of the digital watermarking business;

  •
  specified assets allocated to the digital watermarking business but shared with Digimarc as the owner of the Secure ID Business;

  •
  specified intellectual property and technology allocated to DMRC LLC;

  •
  specified equity investments in companies in the watermarking business made by Digimarc;

  •
  right, title and interest in the real property located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008 (Digimarc's current headquarters); and

  •
  all cash, cash equivalents, short term investments and restricted cash of Digimarc immediately prior to the Distribution Date.

        Digimarc will retain ownership and possession of all other assets.

        Also in connection with the Restructuring, DMRC LLC will assume the following liabilities, which we refer to as DMRC Liabilities:

  •
  whether arising before, on or after the Distribution Date:

  •
  any liabilities primarily relating to the digital watermarking business and the DMRC Assets;

  •
  certain liabilities, each of which are liabilities other than corporate level liabilities that are not primarily related to either the Secure ID Business or the digital watermarking business, that have been allocated to DMRC LLC;

  •
  all liabilities, agreements and obligations of DMRC LLC or its subsidiaries under the Merger Agreement, the Separation Agreement, the License Agreement (as defined in this

      Offer to Purchase) and the Transition Services Agreement (as defined in this Offer to Purchase), which we collectively refer to as the Transaction Agreements; and

    •
    any liabilities relating to, arising out of or resulting from the Restructuring and the Distribution (except for any tax liabilities arising in connection therewith);

  •
  any liabilities arising out of or resulting from the operation of any business conducted by DMRC LLC or its subsidiaries at any time after the Distribution Date;

  •
  any liabilities arising out of or resulting from any benefit plan or relating to, arising out of or resulting from any contract with any employees who will become employees of DMRC LLC;

  •
  any liabilities triggered at the Acceptance Time or any termination of employment concurrently therewith or thereafter arising under any contracts entered into between Digimarc (or any of its subsidiaries) and any of Robert Chamness, Bruce Davis, Michael McConnell or Reed Stager and any other employee of Digimarc who becomes employed by DMRC LLC;

  •
  all liabilities relating to, arising out of or resulting from the termination of (1) any employees who will become employees of DMRC LLC, (2) any employees not employed by Digimarc or its subsidiaries immediately prior to the Acceptance Time and (3) all employees of Digimarc or its subsidiaries terminated prior to the Acceptance Time in connection with the Separation;

  •
  the amount by which the aggregate Offer Price is increased as a result of inaccuracies or variations in Digimarc's capitalization representations in the Merger Agreement;

  •
  all costs, expenses and fees incurred by or on behalf of Digimarc or DMRC LLC in connection with the transactions contemplated by the Merger Agreement prior to the Acceptance Time; and

  •
  any liabilities relating to, arising out of or resulting from any indemnification or exculpation claims by any employees who will become employees of DMRC LLC or a director or officer of DMRC LLC under any contract, bylaw or other governing document or statutory provision, whether such claim arises prior to, on or after the Distribution Date; provided, that such claim for indemnification or exculpation must relate to, arise out of or result from the acts or omissions of such indemnified person with respect to the digital watermarking business.

        Digimarc will remain responsible for all other liabilities.

  The Distribution

        Subject to the satisfaction or waiver of the conditions to the Separation described below, the Distribution will be effective on the Distribution Date and, on or as soon as practicable after the Distribution Date, each holder of record of Digimarc common stock as of the record date selected for the Distribution will receive one unit of DMRC LLC for every three and one-half shares of Digimarc common stock held on the record date for the Distribution. The ratio of units of DMRC LLC to be issued for each share of Digimarc Corporation common stock is subject to change as a result of market conditions and other factors. Each such unit of DMRC LLC will then be converted into one share of DMRC Corporation in connection with the DMRC Merger.

        If the Registration Statement on Form 10 filed by DMRC Corporation with the SEC on June 23, 2008 has not been declared effective immediately prior to the Expiration Date, and Digimarc and L-1 are reasonably satisfied that no governmental authority with oversight of the Trust Transfer and the Spin-Off will object to the Trust Transfer, Digimarc will effect the Trust Transfer. If the Trust Transfer is effected, the trust will distribute shares of DMRC Corporation common stock to Digimarc stockholders upon effectiveness of the Registration Statement on Form 10.

  Additional Covenants

        The Separation Agreement contains a number of additional agreements between Digimarc and DMRC LLC, including:

  •
  Employee Matters.    As of the Distribution Date, employees who will become employees of DMRC LLC will cease to be employees of Digimarc and any employment records of such employees will be transferred to DMRC LLC. Also effective as of the Distribution Date, Digimarc will assign and DMRC LLC will assume Digimarc's 401(k) plan. Employees of the Secure ID Business will continue to participate in Digimarc's 401(k) plan until the effective time of the Merger, at which time such employees will be allowed to transfer their account balances under Digimarc's 401(k) plan to L-1's 401(k) plan in a direct rollover.

    On or as soon as reasonably practicable after the Distribution Date, Digimarc and DMRC LLC will split each group welfare plan into two separate plans, to be administered by each of Digimarc and DMRC LLC and available to their respective employees.

  •
  Non-Competition.    Except as expressly contemplated by the Transaction Agreements, during the five-year period immediately following the Distribution Date, each of Digimarc and DMRC LLC (and their respective subsidiaries and affiliates) will not, directly or through another person, in the United States or in any other geographical location in which the other party, its subsidiaries or affiliates is then doing business, own, manage, operate, control, participate in, invest in, lend money to, acquire or hold any investment in, or otherwise carry on, a business that competes with the digital watermarking business or the Secure ID Business, as applicable.

  •
  Non-Solicitation of Employees.    Except as expressly contemplated by the Transaction Agreements and subject to specified exceptions, during the five-year period immediately following the Distribution Date, each of Digimarc and DMRC LLC (and their respective subsidiaries), will not, on its own behalf or on behalf of any other person, directly or indirectly, hire, engage, solicit or attempt to solicit for hire any person who is then an employee of the other party.

  •
  Non-Solicitation of Others.    Except as expressly contemplated by the Transaction Agreements, during the five-year period immediately following the Distribution Date, each of Digimarc and DMRC LLC (and their respective subsidiaries and affiliates), will not, directly or through another person, in any manner or capacity, (1) solicit or attempt to solicit any person or entity who was a customer of the other party during the 18 months immediately prior to the Distribution Date or who becomes a customer of the other party during the term of the Transition Services Agreement for the purposes of selling, marketing or engaging in any activity that competes with the digital watermarking business or the Secure ID Business, as applicable, or (2) solicit, request, advise or induce any supplier or other business contact of the other party to cancel, curtail or otherwise adversely change its relationship with the other party.

  •
  Tax Matters.    Digimarc will bear all property and ad valorem tax liability and similar recurring taxes with respect to the DMRC Assets for periods ending on or prior to the date of the Separation irrespective of the reporting and payment dates of such taxes. All other property or ad valorem tax obligations and similar recurring taxes on the DMRC Assets (including certain delayed transfer assets) for taxable periods beginning before, and ending after, the date of the Separation, will be prorated between Digimarc and DMRC LLC as of the date of the Separation. Digimarc will include in its income tax returns for all taxable periods that include the Separation, all tax items attributable to DMRC LLC, its assets, and the digital watermarking business through the date of the Separation. Each of Digimarc and DMRC LLC will cooperate with respect to all tax filings and proceedings. Each of Digimarc and DMRC LLC will treat and report the Separation and Merger in a consistent manner. Each of Digimarc and DMRC LLC will be entitled to any refunds in respect of taxes for which it is responsible under the Separation Agreement.

  Mutual Releases; Indemnification

        Digimarc and DMRC LLC will mutually release each other from any and all liabilities owing to them or their subsidiaries, whether or not known as of the Distribution Date, including in connection with the transactions contemplated by the Merger Agreement and all other activities to implement the Restructuring and the Distribution, subject to certain exceptions.

        Digimarc and DMRC LLC will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each other's indemnitees from, against and in respect of losses, claims, liabilities, damages, costs and expenses relating to:

  •
  the liabilities retained by such party pursuant to the Separation Agreement;

  •
  any and all liabilities (including third party claims) incurred by the other party's indemnitees that relate to, arise out of or result from the failure of such party or its subsidiary or any other person to pay, perform or otherwise promptly discharge such party's liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date;

  •
  any breach by such party or its subsidiary of any of the Transaction Agreements; and

  •
  the failure by such party to perform in connection with any delayed transfer assets and liabilities.

        Digimarc will also indemnify DMRC LLC with respect to certain tax matters.

  Conditions to the Separation

        Pursuant to the Separation Agreement, the obligations of Digimarc to effect the Separation will be subject to the fulfillment (or waiver by Digimarc) at or prior to the Distribution Date of the following conditions:

  •
  Digimarc's board of directors having approved the Separation and not having abandoned, deferred or modified the Separation at any time prior to the record date selected for the Distribution;

  •
  each of the Transaction Agreements having been duly executed and delivered by the parties thereto;

  •
  each of the Transaction Agreements being in full force and effect and the parties thereto having performed or complied with all of their respective covenants, obligations and agreements contained is such agreements and as required to be performed or complied with prior to the Distribution Date;

  •
  all approvals required in connection with the transactions contemplated by the Separation Agreement having been received and being in full force and effect;

  •
  the Restructuring having been completed in accordance with the Separation Agreement;

  •
  all of the conditions of the Offer having been satisfied or waived (other than those conditions to be satisfied on the Expiration Date, which must be satisfied as of the Distribution Date) and the Expiration Date being scheduled to occur immediately following the Distribution Date;

  •
  Digimarc having established the record date for the Distribution and having provided notice to the National Association of Securities Dealers no later than 10 days prior to the record date for the Distribution in compliance with Rule 10b-17 under the Exchange Act; and

  •
  all inter-group indebtedness having been paid in full and all actions in respect of liability novation contemplated under the Separation Agreement having occurred.

  Further Assurances and Additional Covenants

        At or prior to the effective time of the Merger (1) DMRC LLC will take such action necessary to change its corporate name to "Digimarc Corporation," (2) Digimarc will take such action necessary to change its corporate name, and (3) Digimarc will take such action necessary to remove the term "Digimarc" from the names of each of its subsidiaries.

        Any material showing any affiliation or connection of each of Digimarc or DMRC LLC or any of its respective subsidiaries or affiliates with the other party or any of its respective subsidiaries or affiliates will not be used by such party or its subsidiaries or affiliates after the Distribution Date, except as required by applicable law or regulations of securities exchanges for filings, reports and other documents required to be filed. On and after the Distribution Date, neither Digimarc or DMRC LLC, as applicable, nor its subsidiaries, will represent to third parties that any of them is affiliated or connected with the other party or any of its subsidiaries or affiliates. However, in the case of Digimarc and its subsidiaries and affiliates, such restriction is subject to the License Agreement.

  Termination

        The Separation Agreement may be terminated by Digimarc and the Separation may be abandoned prior to the Distribution Date at any time following the termination of the Merger Agreement in accordance with its terms. Upon such termination of the Separation Agreement, no party to the Separation Agreement (or any of its representatives) will have any liability or further obligation to any other party or third party with respect to the Separation Agreement, except as provided in the Merger Agreement.

License Agreement

        L-1 Operating Company and DMRC Corporation will enter into a license agreement, which we refer to as the License Agreement, pursuant to which L-1 Operating Company will license certain intellectual property to be owned by it upon the completion of the Spin-Off to DMRC Corporation and its affiliates, and DMRC Corporation will license certain intellectual property and software to be owned by it upon the completion of the Spin-Off to L-1 Operating Company and its affiliates, as generally described below.

        Pursuant to the License Agreement, L-1 Operating Company will grant to DMRC Corporation and its affiliates a license under certain patents for use and exploitation in the field of digital watermarking, media fingerprinting (pattern recognition but not including any biometric identifiers), digital rights management and other media management approaches. DMRC Corporation will grant to L-1 Operating Company and its affiliates a license under certain patents for use and exploitation in the field of domestic or international driver licenses, passports, national, federal, state or local government identity cards and any other national, federal, state or local government issued credentials, which we refer to as the Secure ID Field. Such license will be exclusive (subject to certain pre-existing licenses) for five years and non-exclusive thereafter. DMRC Corporation will also grant to L-1 Operating Company and its affiliates an exclusive license to use, modify and exploit certain software and derivative works thereof in the Secure ID Field and, for a transition period, a license to use certain trademarks in the Secure ID Field. DMRC Corporation will provide certain training and technical assistance to L-1 Operating Company with respect to the software licensed to L-1 Operating Company to enable L-1 Operating Company to use and market the licensed software.

Transition Services Agreement

        Digimarc and DMRC Corporation will enter into a Transition Services Agreement, which we refer to as the Transition Services Agreement, to provide one another with transition services and other assistance substantially consistent with the services provided before completion of the Spin-Off.

        Pursuant to the Transition Services Agreement, Digimarc and DMRC Corporation will provide transition services to one another, including accounting and tax services, information technology services, legal services, human resources services and related services to enable Digimarc to continue its operation of the Secure ID Business and facilitate the effective transition of the digital watermarking business to DMRC Corporation.

        The fees for the transition services generally are intended to cover each party's reasonable costs incurred in connection with providing the transition services. The fees to be paid for the transition services will be paid within 30 days after receipt of an invoice from the other party for transition services performed in the immediately preceding calendar month. Additional transition services may be added upon mutual agreement of the parties, and any transition service may be terminated without affecting the provision of any other transition services. The parties will review the transition services on a monthly basis to determine whether each transition service will continue during the following month. Either party may choose to terminate a transition service upon providing 30 days' prior written notice to the other party. Unless sooner terminated in accordance with the terms of the Transition Services Agreement, the Transition Services Agreement will terminate upon completion of all transition services to be provided by the parties under the agreement.

        Under the terms of the Transition Services Agreement, except in the case of fraud, neither party will be liable to the other for incidental, punitive or consequential damages with respect to the transition services provided under the Transition Services Agreement. However, each party will be liable and will indemnify the other party for liabilities resulting from the gross negligence, bad faith or willful misconduct of the party, its employees, contractors, agents or representatives in the provision of any transition service.

13.   Purpose of the Offer; Plans for Digimarc

  Purpose of the Offer

        The purpose of the Offer is for L-1, through Purchaser, to acquire control of, and the entire equity interest in, Digimarc. The Offer, as the first step in the acquisition of Digimarc, is intended to facilitate the acquisition of all outstanding Shares following the Spin-Off. The purpose of the Merger, as the second step in the acquisition of Digimarc, is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to complete the Merger as promptly as practicable.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Digimarc or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is completed, you also will no longer have an equity interest in Digimarc. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Digimarc.

  Short-form Merger

        The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, L-1 and Purchaser anticipate to effect the Merger without prior notice to, or any action by, any other stockholder of

Digimarc if permitted to do so under the DGCL. Even if L-1 and Purchaser do not own 90% of the outstanding Shares following completion of the Offer, L-1 and Purchaser could seek to purchase additional Shares in the open market, from Digimarc or otherwise, in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

  Accounting Treatment of the Offer and the Merger

        If the Merger is completed before December 16, 2008, L-1 as the acquiring company will account for the Merger using the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." If the merger is completed on or after December 16, 2008, L-1 will account for the Merger in accordance with SFAS No. 141(R), "Business Combinations". The consideration paid by L-1 will be allocated to Digimarc's assets and liabilities acquired based upon their estimated fair values as of the date of the closing of the Merger. The results of operations of Digimarc will be included in L-1's results of operations from the date of the closing of the Merger.

  Plans for Digimarc

        Except as otherwise provided in this Offer to Purchase, it is expected that, initially following the Merger, the Secure ID Business and operations of Digimarc will, except as set forth in this Offer to Purchase and in connection with the Spin-Off, be continued substantially as they are currently being conducted. L-1 will continue to evaluate the Secure ID Business and operations of Digimarc during the pendency of the Offer and after the completion of the Offer and prior to the completion of the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, L-1 intends to review such information as part of a comprehensive review of Digimarc's Secure ID Business, operations, capitalization and management with a view to optimizing development of Digimarc's potential in conjunction with L-1's existing business.

        Assuming Purchaser purchases Shares pursuant to the Offer, L-1 intends to promptly upon the acceptance for payment of, and payment by Purchaser for, any Shares pursuant to the Offer (and from time to time thereafter as Shares are acquired by L-1 or Purchaser) to designate a number of directors that is the same proportion as the percentage of Shares then beneficially owned by L-1 with respect to the number of Shares then outstanding, subject to applicable law and Nasdaq rules applicable to Digimarc. Under the terms of the Merger Agreement, Digimarc is required to use its commercially reasonable efforts to either increase the size of Digimarc's board of directors or obtain the resignation of such number of incumbent directors as is necessary to enable L-1's director designees to be elected or appointed to Digimarc's board of directors. Digimarc also agreed to cause individuals designated by L-1 to have the same proportionate representation on (1) each committee of Digimarc's board of directors and (2) each board of directors and each committee thereof of each subsidiary of Digimarc. Following the election or appointment of L-1's designees to the board of directors of Digimarc and until the effective time of the Merger, the approval of a majority of the directors on Digimarc's board of directors who were not designated by L-1 and are not employees of Digimarc will be required to authorize certain actions, including, among others:

  •
  any amendment of the Merger Agreement or to the certificate of incorporation or bylaws of Digimarc or the governing documents of any of its subsidiaries;

  •
  any extension of time for the performance of any of the obligations or other acts of L-1 or Purchaser, any enforcement or waiver of compliance with any covenant of L-1 or Purchaser or any condition to any obligation of Digimarc or any exercise, enforcement or waiver of any right of Digimarc under the Merger Agreement; and

  •
  any other consent or action by Digimarc or its board of directors or with respect to the Merger Agreement or any of the transactions contemplated thereby.

        Except as set forth in this Offer to Purchase, Purchaser and L-1 have no present plans or proposals that would relate to or result in (1) any extraordinary corporate transaction involving Digimarc or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (2) any sale or transfer of a material amount of assets of Digimarc or any of its subsidiaries, (3) any material change in Digimarc's capitalization or dividend policy, or (4) any other material change in Digimarc's corporate structure or business.

14.   Certain Effects of the Offer

  Market for the Shares

        The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  Stock Quotation

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of Nasdaq Stock Market, LLC, which we refer to as the Nasdaq Stock Market, the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on the Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5,000,000, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Digimarc has stockholders' equity of less than $10,000,000, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (1) the number of publicly held Shares falls below 500,000, (2) the total number of beneficial holders of round lots of Shares falls below 300, (3) the market value of publicly held Shares over a 30 consecutive business day period is less than $1,000,000, (4) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (5) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (6) (a) Digimarc has stockholders' equity of less than $2,500,000, (b) the market value of Digimarc's listed securities is less than $35,000,000 over a 10 consecutive business day period, and (c) Digimarc's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Digimarc, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Digimarc, as of July 2, 2008, there were 22,510,533 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares could be adversely affected.

  Margin Regulations

        The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Digimarc to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Digimarc to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Digimarc, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Digimarc and persons holding "restricted securities" of Digimarc to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq. We intend and will cause Digimarc to terminate the registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the completion of the Merger.

15.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to the effective time of the Merger, without the prior written consent of L-1 (which consent will not be unreasonably withheld, delayed or conditioned), Digimarc will not, and will not allow its subsidiaries to, declare, set aside, make or pay any dividends on or make any distribution payable in cash, capital stock, property or otherwise with respect to Digimarc Shares to any holder of Digimarc Shares other than the Spin-Off.

16.   Certain Conditions of the Offer

        For the purposes of this Section 16, capitalized terms used but not defined in this Offer to Purchase will have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment and, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, unless the Minimum Condition has been satisfied prior to the expiration of the Offer and, upon the expiration of the Offer and before acceptance of such Shares for payment, none of the following conditions exists:

          (a)   The representations and warranties of Digimarc contained in the Merger Agreement set forth in (i) the second and fourth sentences of Section 4.2(a) (Capitalization) and the first and last sentences of Section 4.2(b) (Capitalization) are not true and correct, other than in de minimis respects, as of the Expiration Date as if made on and as of the Expiration Date (or, if given as of a specific date, at and as of such date), (ii) the first sentence of Section 4.6 (Absence of Certain Changes or Events) and Section 4.20 (Brokers and Other Advisors) are not true and correct in all respects as of the Expiration Date as if made on and as of the Expiration Date (or, if given as of a specific date, at and as of such date) and (iii) Article IV of the Merger Agreement (other than as described in clause (i) or (ii) above), disregarding all qualifications and exceptions contained therein relating to materiality or a Material Adverse Effect affecting Digimarc, which we refer to as a Company Material Adverse Effect, are not true and correct as of the Expiration Date as if made on and as of the Expiration Date (or, if given as of a specific date, at and as of such date), except in clause (iii) where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b)   Digimarc has failed to perform in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Expiration Date;

          (c)   Digimarc, DMRC LLC, DMRC Corporation and any other necessary parties to the Spin-Off Agreements (other than L-1 or any of its affiliates) have failed to enter into the Spin-Off Agreements or have amended, supplemented or otherwise altered the terms of the Spin-Off Agreements, any of the parties to the Spin-Off Agreements (other than L-1 or any of its affiliates) have waived compliance with any term or condition of the Spin-Off Agreements, the Restructuring has not occurred or neither the Spin-Off nor the Trust Transfer has occurred, in each case, in all material respects in accordance with the terms and conditions of the Separation Agreement and Digimarc has not delivered to L-1 prior to the Expiration Date evidence reasonably satisfactory to L-1 of the completion of the Restructuring and the Spin-Off or the Trust Transfer in accordance with the Separation Agreement in all material respects;

          (d)   Since the date of the Merger Agreement, a Company Material Adverse Effect has occurred;

          (e)   Any proceeding is pending by any governmental authority (i) challenging or seeking to restrain or prohibit the completion of the Offer or the Merger, (ii) seeking to prohibit or impose any limitations on the ownership or operation by L-1 or any of its subsidiaries of all or any portion of the businesses or assets of L-1, Digimarc or any of their respective subsidiaries or (iii) seeking to compel L-1 or any of its affiliates to dispose of any Shares of Digimarc or shares of the surviving corporation of the Merger or to dispose of or hold separate any material portion of the businesses or assets of Digimarc and its subsidiaries, taken as a whole, or of L-1 and its subsidiaries, taken as a whole; and

          (f)    The Merger Agreement has been terminated in accordance with its terms.

The closing conditions described above are for the sole benefit of L-1 and Purchaser and may be asserted by either of them regardless of the circumstances giving rise to such conditions or may be waived by L-1 or Purchaser in the sole discretion of L-1 or Purchaser (except for the Minimum Condition, which may only be waived by Purchaser with Digimarc's prior written consent).

17.   Certain Legal Matters; Regulatory Approvals

  General

        We are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our examination of publicly available information filed by Digimarc with the SEC and other information concerning Digimarc, we are not aware of any governmental license or regulatory permit that appears to be material to Digimarc's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or L-1 as contemplated in this Offer to Purchase. Should any such approval or other action be required, we currently contemplate that, except as described in this Offer to Purchase in "State Takeover Statutes," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Digimarc's business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. For more information, see Section 16—"Certain Conditions of the Offer" of this Offer to Purchase.

  Antitrust Compliance

        On June 12, 2008, the FTC granted early termination of the HSR Act waiting period, effective immediately, thus completing the HSR review of the transaction.

  State Takeover Laws

        Digimarc is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder."

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a United States federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        Digimarc, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. For more information, see Section 16—"Certain Conditions of the Offer" of this Offer to Purchase.

18.   Appraisal Rights

        No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is completed, stockholders who do not tender their Shares in the Offer and who do not vote for adoption of the Merger Agreement will have certain rights under the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares, in lieu of the right to receive the Merger Consideration. Such rights to demand appraisal, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the effective time of the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive interest from the date of completion of the Merger on the amount determined to be the fair value of their Shares. Unless the Court in its discretion determines otherwise for good cause shown, such interest will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as in effect from time to time during the period between the effective time of the Merger and the date of payment of the judgment. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price or the Merger Consideration.

        If any holder of Shares who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses such holder's rights to appraisal as provided under Delaware law, each Share of such holder will be converted into the right to receive the Merger Consideration. A stockholder may withdraw such stockholder's demand for appraisal by delivering to Digimarc a written withdrawal of the demand for appraisal and acceptance of the Merger within 60 days after the effective time of the Merger (or thereafter with the consent of the surviving corporation).

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is completed. If you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action relating thereto.

        If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price therefor.

19.   Fees and Expenses

        L-1 and Purchaser have retained Innisfree M&A Incorporated to be the Information Agent and Computershare Inc. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph or personal interview and may request banks, brokers, dealers or other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive from us reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither L-1 nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

20.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of L-1 or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Digimarc has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Digimarc Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner described in Section 7—"Certain Information Concerning Digimarc" of this Offer to Purchase.

Dolomite Acquisition Co.

July 3, 2008

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND L-1

1.     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Dolomite Acquisition Co. are set forth below. The business address and phone number of each such director and executive officer is c/o L-1 Identity Solutions, Inc., 177 Broad Street, 12th Floor, Stamford, CT 06901, (203) 504-1100. Unless otherwise noted, all directors and executive officers listed below are citizens of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Robert V. LaPenta Chairman of the Board and Chief Executive Officer	Mr. LaPenta is the Chairman of the board of directors of L-1 and President and Chief Executive Officer of L-1, and has served in such capacity since December 2005 and August 2006, respectively. Mr. LaPenta is the founder and Chief Executive Officer of L-1 Investment Partners, LLC, a private investment management firm. From April 1997 to April 2005, Mr. LaPenta served as President, Chief Financial Officer and a director of L-3 Communications Holdings, Inc., which he co-founded in April 1997. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed Martin's Command, Control, Communications and Intelligence and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral's Senior Vice President and Controller, a position he held since 1991. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979. Mr. LaPenta is on the board of trustees of Iona College, the board of directors of Core Software Technologies and the board of directors of Leap Wireless International, Inc.
James A. DePalma Treasurer
Mr. DePalma is the Executive Vice President, Chief Financial Officer and Treasurer of L-1, and has served in such capacity since the merger of Identix Incorporated ("Identix") with L-1. He brings three decades of operational and finance experience in the defense and technology industries to his role within the company. Prior to joining L-1, Mr. DePalma was a founding partner of L-1 Investment Partners. Prior to the formation of L-1 Investment Partners, Mr. DePalma served as a consultant to L-3 Communications Holdings, Inc. and was chief executive officer of Core Software Technology, a leading software provider to the intelligence community and an equity investment of L-3 Communications Holdings, Inc.

Mark S. Molina Secretary
Mr. Molina is the Executive Vice President, Chief Legal Officer and Secretary of L-1, and has served in such capacity since the August 2006 merger of Identix with L-1. Prior to joining L-1, he was Executive Vice President, Chief Legal Officer and Secretary at Identix, which he joined as Vice President and General Counsel in 1999. Mr. Molina is a business and technology lawyer with over 20 years experience structuring and negotiating mergers, acquisition, dispositions, joint ventures, technology licenses, financings and investments. He has considerable experience with public offerings and private placements as well as SEC reporting compliance and obligations of publicly traded companies.

2.     DIRECTORS AND EXECUTIVE OFFICERS OF L-1

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of L-1 are set forth below. The business address and phone number of each such director and executive officer is L-1 Identity Solutions, Inc., 177 Broad Street, 12th Floor, Stamford, CT 06901, (203) 504-1100. All directors and executive officers listed below are citizens of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Robert V. LaPenta Chairman of the Board, President and Chief Executive Officer	Mr. LaPenta has served as the Chairman of the board of directors of L-1 since December 2005 and as President and Chief Executive Officer of L-1 since August 2006. Mr. LaPenta is the founder and Chief Executive Officer of L-1 Investment Partners, LLC, a private investment management firm. From April 1997 to April 2005, Mr. LaPenta served as President, Chief Financial Officer and a director of L-3 Communications Holdings, Inc., which he co-founded in April 1997. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed Martin's Command, Control, Communications and Intelligence and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral's Senior Vice President and Controller, a position he held since 1991. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979. Mr. LaPenta is on the board of trustees of Iona College, the board of directors of Core Software Technologies and the board of directors of Leap Wireless International, Inc.

Joseph Atick Executive Vice President and Chief Strategic Officer
Dr. Atick joined L-1 in August 2006 as Executive Vice President and Chief Strategic Officer effective with the merger of Identix with L-1. Prior to that, he served as President & Chief Officer of Identix since June of 2002. Prior to that, he had co-founded one of the original facial recognition companies, Visionics Corporation. Over the years, Dr. Atick co-founded and managed several companies focused on technology transfer and development, and has served as a technical advisor to many high-tech enterprises and organizations, including NATO. He had also led the Computational Neuroscience Laboratory at Rockefeller University and the Neural Cybernetics Group at the Institute for Advanced Study in Princeton, New Jersey. Dr. Atick holds a Ph.D. in Mathematical Physics from Stanford University.
James DePalma Executive Vice President, Chief Financial Officer and Treasurer
Mr. DePalma joined L-1 as Executive Vice President, Chief Financial Officer and Treasurer effective with the merger of Identix with L-1. He brings three decades of operational and finance experience in the defense and technology industries to his role within the company. Prior to joining L-1, Mr. DePalma was a founding partner of L-1 Investment Partners. Prior to the formation of L-1 Investment Partners, Mr. DePalma served as a consultant to L-3 Communications Holdings, Inc. and was chief executive officer of Core Software Technology, a leading software provider to the intelligence community and an equity investment of L-3 Communications Holdings, Inc.
Doni Fordyce Executive Vice President of Corporate Communications
Ms. Fordyce joined L-l as Executive Vice President of Corporate Communications effective with the merger of Identix with L-1. In August 2006 she was a founding partner of L-1 Investment Partners and brings two decades of senior executive and investment management experience to the company, serving most recently as chief executive officer, president and chief operation officer of Bear Stearns Asset Management (BSAM) Inc. Prior to that Ms. Fordyce was vice president of Goldman Sachs Inc. from 1986 to 1996 where she was one of the founders of the asset management business. She has also worked in IT solutions consulting, specializing networking, data management and printing for investment banks and financial institutions.

Mark S. Molina Executive Vice President, Chief Legal Officer and Secretary
Mr. Molina joined L-1 in August 2006 as Executive Vice President, Chief Legal Officer and Secretary in August 2006 effective with the merger of Identix with L-1. Prior to joining L-1, he was Executive Vice President, Chief Legal Officer and Secretary at Identix, which he joined as Vice President and General Counsel in 1999. Mr. Molina is a business and technology lawyer with over 20 years experience structuring and negotiating mergers, acquisition, dispositions, joint ventures, technology licenses, financings and investments. He has considerable experience with public offerings and private placements as well as SEC reporting compliance and obligations of publicly traded companies.
Joseph Paresi Executive Vice President and Chief Marketing Officer
Mr. Paresi joined L-1 in August 2006 as Executive Vice President and Chief Marketing Officer effective with the merger of Identix with L-1. He was a founding partner of L-1 Investment Partners LLC. Mr. Paresi brings three decades of executive management, product development, and design engineering experience in the technology and defense industries to his role with the company. Prior to joining L-1 Investment Partners, he served as corporate vice president of product development for L-3 Communications and as president of L-3 security & Detection Systems from 1997 to 2005.
Vincent A. D'Angelo Senior Vice President of Finance
Mr. D'Angelo joined L-1 as Senior Vice President of Finance in August 2006 effective with the merger of Identix with L-1. Prior to that, he was a consultant for L-1 Investment Partners. Prior to that, Mr. D'Angelo was a senior audit partner with PricewaterhouseCoopers for more than 35 years where he was involved in all facets of the business, including client service, management, operations, governance, SEC filings, and mergers and acquisitions.
B.G. Beck Director
Mr. Beck has served as a director of L-1 since February 2004. Mr. Beck was the Founder, President and Chief Executive Officer of Trans Digital Technologies Corporation from 1998 until its acquisition by L-1 in February 2004. Mr. Beck currently serves as a member of the board of directors of Cardinal Financial Corporation, a provider of comprehensive individual and corporate banking services.
Denis K. Berube Director
Mr. Berube has served as a director of L-1 since its incorporation in 1996. Mr. Berube is Executive Vice President and Chief Operating Officer of Lau Technologies. Mr. Berube has been employed at Lau since 1990.

Milton E. Cooper Director
Mr. Cooper has served as a director of L-1 since August 2006 and previously served on the board of directors of Identix from 2001 through August 2006. Mr. Cooper is a past Chairperson for the Secretary of the Army's National Science Center Advisory Board. From 1992 until his retirement in June 2001, Mr. Cooper served as President, Federal Sector for Computer Sciences Corporation ("CSC"), one of the largest systems integrators for federal government agencies and a leading supplier of custom software for aerospace and defense applications. Mr. Cooper joined Systems Group, the predecessor organization to CSC's Federal Sector, in 1984, as Vice President, Program Development. Prior to joining CSC, Mr. Cooper served in various marketing and general management positions at IBM Corporation, Telex Corporation and Raytheon Company.
Robert S. Gelbard Director
Ambassador Gelbard has served as a director of L-1 since September 2005. Ambassador Gelbard has been Chairman of Washington Global Partners, LLC, an international business consulting firm, since April 2005. Prior to that, he was a self-employed international business consultant beginning in October 2002. From March 2002 to September 2002, he was Senior Vice President of International Affairs and Government Relations for ICN Pharmaceuticals, Inc., a global pharmaceuticals company. From February 1967 to January 2002, Ambassador Gelbard held various senior level positions in the U.S. Department of State, including serving as Ambassador to Indonesia from 1999-2001, President Clinton's Special Representative for the Balkans from 1997-1999, Assistant Secretary of State from 1993-1997, and Ambassador to Bolivia from 1988-1991. In 1989 Ambassador Gelbard received the Presidential Meritorious Award, and in 2002 he received the State Department Distinguished Service Award, its highest decoration.

Malcolm J. Gudis Director
Mr. Gudis has served as a director of L-1 since August 2006 and formerly served on the board of directors of Identix from 2001 through August 2006. In 1993, he retired as a Senior Vice President of Electronic Data Systems Corporation ("EDS"), where he had worked for 22 years. For six of those years, he served as a member of EDS' board of directors, and for eight of those years, he served on EDS' eight-person Leadership Council. Mr. Gudis also had direct responsibility for all of EDS' international, commercial business interests outside of North America, including operations in over 30 countries as well as worldwide responsibility for the market segments comprising the Communications, Transportation and Energy and Petrochemical industries. In 1998, Mr. Gudis was awarded the first International Alumni Award by The Max M. Fisher School of Business at Ohio State University. He currently serves on The Dean's Advisory Council at The Fisher School of Business at Ohio State University, The board of trustees of The Episcopal School of Dallas where he serves as Chancellor, and numerous charitable and business organizations' advisory boards.
John E. Lawler Director
Mr. Lawler has served as a director of L-1 since August 2006 and formerly served on the board of directors of Identix from June 2002 through August 2006. Mr. Lawler also served as a director of Visionics Corporation from December 1999 through June 2002. Mr. Lawler has been President of East/West Financial Services, Inc., a diversified financial management and business consulting firm, since November 1987. He is also a co-founder and current Chief Executive Officer of Sterling Wealth Management, Inc., a registered investment advisor, and has served on its board of directors since October 1999, currently serving as Chairman. From March 1982 to March 1988, Mr. Lawler served in various executive positions in Washington D.C. public relations firms, including Gray and Company, an advertising, public relations and lobbying firm, for which he served as Chief Financial Officer. From January 1975 to March 1982, Mr. Lawler served as Chief of the Office of Finance of the U.S. House of Representatives in Washington, D.C. Mr. Lawler also serves on the board of directors of NCI, Inc., a NASDAQ listed government integrator company and on the Board of Trustees of two non-profit faith based endowment funds in Washington, D.C.
James M. Loy Director
Mr. Loy has served as a director of L-1 since July 2006. Mr. Loy has been Senior Counselor at The Cohen Group since 2005. From 2003 to 2005, Mr. Loy served as Deputy Secretary of Homeland Security. From 2002 to 2003, he was Administrator, Transportation Security Administration. He served as Commandant of the U.S. Coast Guard from 1998 to 2002 and was Coast Guard Chief of Staff from 1996 to 1998. From 1994 to 1996, Mr. Loy was Commander of the Coast Guard's Atlantic Area. Mr. Loy also serves on the board of directors of Lockheed Martin Corporation.

Harriet Mouchly-Weiss Director
Ms. Mouchly-Weiss has served as a director of L-1 since its incorporation in 1996. Ms. Mouchly-Weiss founded Strategy XXI Group, an international communications and consulting firm, in January 1993 and has served as its managing partner since that time.
Peter Nessen Director
Mr. Nessen has served as a director of L-1 since its incorporation in 1996. Since July 2003, Mr. Nessen has served as the President of Nessen Associates Ltd., a non-profit consulting company. From January 2003 to July 2003, Mr. Nessen served as an adviser to the Governor of the Commonwealth of Massachusetts on education matters. Mr. Nessen has been chairman of the board of directors of NCN Financial, a private banking firm, since January 1995. From June 1993 through December 1994, Mr. Nessen was Dean for Resources and Special Projects at Harvard Medical School. From January 1989 to February 1993, Mr. Nessen was Secretary of Administration and Finance for the Commonwealth of Massachusetts.
B. Boykin Rose Director
Mr. Rose has served as a director of L-1 since August 2006. Mr. Rose currently serves on the South Carolina Education Lottery Commission, to which he was appointed by Senator Glenn McConnell, President Pro Tempore of the Senate and Chairman of the Senate Judiciary Committee. He is an officer of Fear No Wind, LLC, a company he co-founded in 2004 and serves as Vice President of the Huguenot Society of South Carolina board of directors. Mr. Rose served as the Director of the South Carolina Department of Public Safety for nine years. During his tenure as Director, Mr. Rose's responsibilities included establishment and administration of the Department's internal operation, policies and procedures and assumed direction of a number of departmental entities including the State Highway Patrol; the State Transport Police Division including the Size and Weight Enforcement Division; the Criminal Justice Academy and Training Division; the Highway Safety Office; the Division of Motor Vehicles which includes the Driver Licensing Division; Vehicle Registration; Vehicle Titling; Licensing and Vehicle Enforcement; the Bureau of Protective Services; and the Office of Justice Programs.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND L-1